     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1997


                                                      REGISTRATION NO. 333-21483
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PEREGRINE SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)
                           --------------------------

             DELAWARE                              7372                             95-3773312
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                           --------------------------

                            PEREGRINE SYSTEMS, INC.
                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (619) 481-5000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                                  ALAN H. HUNT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            PEREGRINE SYSTEMS, INC.
                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (619) 481-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       DOUGLAS H. COLLOM, ESQ.                   FREDERICK T. MUTO, ESQ.
       ROBERT F. KORNEGAY, ESQ.                   ERIC J. LOUMEAU, ESQ.
           BETSEY SUE, ESQ.                       BLAKE T. BILSTAD, ESQ.
        MARK B. BAUDLER, ESQ.                       COOLEY GODWARD LLP
   WILSON SONSINI GOODRICH & ROSATI                4365 EXECUTIVE DRIVE
       PROFESSIONAL CORPORATION                         SUITE 1100
          650 PAGE MILL ROAD                       SAN DIEGO, CA 92121
         PALO ALTO, CA 94304                          (619) 550-6000
            (415) 493-9300

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED APRIL 1, 1997

PROSPECTUS

                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ----------------

       Of the 3,000,000 shares of Common Stock offered hereby, 2,100,000 are being sold by Peregrine Systems, Inc. ("Peregrine" or the "Company") and 900,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The shares of Common Stock have been approved for quotation on the Nasdaq National Market under the symbol "PRGN."

       THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 5.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO        THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                              Underwriting                    Proceeds to
                                Price to     Discounts and    Proceeds to       Selling
                                 Public      Commissions (1)  Company (2)     Stockholders
Per Share..................        $               $               $               $
Total (3)..................        $               $               $               $

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated at $650,000.

(3) Certain of the Selling Stockholders have granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 450,000 additional shares of Common Stock on the same terms set forth above, solely to cover over-allotments, if any. If such option is exercised in
    full, the total Price to Public will be $         , the Underwriting
    Discounts and Commissions will be $        and the Proceeds to Selling
    Stockholders will be $         . See "Underwriting."

                             ---------------------

       The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and are subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made at the offices of UBS Securities LLC, 299 Park Avenue, New York, New York, on or about
           , 1997.
                             ---------------------

UBS SECURITIES                                           OPPENHEIMER & CO., INC.

          , 1997

                            [PEREGRINE SYSTEMS LOGO]
                      ENABLING THE ENTERPRISE SERVICE DESK

    Peregrine's SERVICECENTER, a fully integrated suite of critical IT management applications, works across all major hardware platforms, network operating systems and protocols, effectively managing today's complex, enterprise-wide IT infrastructure.

    [Schematic depicting typical NT, UNIX or MVS server. Indicates that server may be deployed over multiple hardware platforms, including LANs/WANs and mainframes. The server identifies each the six applications available with the Company's SERVICECENTER product. Also indicates that the Company's products may be used on multiple operating systems and that intelligent agents permit proactive system management.]

                            ------------------------

PEREGRINE SYSTEMS, STATIONVIEW, and OPENSNA are registered United States trademarks of the Company, and PNMS, SERVERVIEW and IR EXPERT are also trademarks of the Company. This Prospectus also contains trademarks and tradenames of other companies.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMPANY'S COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER "RISK FACTORS." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS."

                                  THE COMPANY

    Peregrine is a leading provider of Enterprise Service Desk software. The Company develops, markets and supports SERVICECENTER, an integrated suite of applications that automates the management of complex, enterprise-wide information technology ("IT") infrastructures. SERVICECENTER is specifically designed to address the IT management requirements of large organizations and is distinguished by its breadth of functionality and its ability to be deployed across all major hardware platforms and network operating systems and protocols. SERVICECENTER utilizes advanced client/server and sophisticated intelligent agent technologies as well as a unique modular architecture to enable customers to meet their strategic objectives, effectively leverage existing IT investments and reduce the cost of IT management.

    Today, IT is an integral part of many core business functions and is critical to many new tactical and strategic initiatives, such as business process reengineering, supply chain management and enhanced customer care. The changing role of IT, combined with advances in enabling technology, has led to a proliferation of diverse systems, platforms and applications within large organizations. As a result, management of the IT infrastructure is becoming increasingly complex. Organizations must grapple with a greater volume of support activity while mastering a broader base of IT products, systems, architectures and network environments. In a 1996 report, Gartner Group, a leading industry information source, estimated that corporations spend on average $10,400 annually to service and support every networked PC, representing a significant multiple of the initial capital outlay for hardware and software.

    Many companies have implemented internal help desk software solutions to better manage their IT infrastructure. However, these solutions are limited in their approach and design, primarily automating IT problem management and resolution without integrating with other critical management functions, such as inventory and change management. In addition, stand-alone internal help desk solutions are generally designed only to manage a single platform or a specific network environment. Consequently, these solutions are typically deployed on a departmental or divisional level only. Their functionality is "reactive" in orientation, focusing on problem resolution rather than prevention.

    The Company's SERVICECENTER software offers capabilities that extend beyond those of traditional internal help desk solutions to create an Enterprise Service Desk, meeting the operational and strategic needs of today's enterprise. SERVICECENTER'S fully integrated suite of six critical IT management applications works across all major hardware platforms and network operating systems and protocols, allowing it to effectively manage the complexity of today's enterprise IT infrastructure. An important feature of SERVICECENTER is its utilization of sophisticated agent technology to anticipate and prevent problems before they occur, thereby keeping IT systems functioning efficiently and with minimal downtime.

    The Company's objective is to be the leading provider of Enterprise Service Desk solutions worldwide. The Company's strategy is to maintain its functional and technical leadership, expand its target market to the Global 2000, expand its international sales efforts, continue to build customer partnerships and expand its channels and third party relationships. In addition, the Company believes it can continue to successfully leverage its unique product authorship compensation model, a compensation system that rewards the Company's software developers based on a percentage of license revenues of products they design and develop.

    The Company has licensed SERVICECENTER to over 200 customers worldwide, including Bankers Trust, Bell Atlantic, Deere & Company, Dow Corning, EDS, GE Capital, Lufthansa, Mitsubishi Electric, Northrop Grumman, Packard Bell NEC, Philip Morris, Procter & Gamble, Shell Oil and Texas Instruments.

    The Company was incorporated in California in 1981 and reincorporated in Delaware in 1994. Unless the context otherwise requires, references in this Prospectus to "Peregrine" and the "Company" refer to Peregrine Systems, Inc., a Delaware corporation, and its predecessor, Peregrine Systems, Inc., a California corporation. The Company's executive offices are located at 12670 High Bluff Drive, San Diego, California 92130 and its telephone number is (619) 481-5000.

                                  THE OFFERING

Common Stock offered by the Company.........  2,100,000 shares
Common Stock offered by the Selling
  Stockholders..............................  900,000 shares
Total Common Stock offered..................  3,000,000 shares
Common Stock to be outstanding after the
  offering..................................  15,120,019 shares (1)
Use of proceeds.............................  For working capital and other general corporate purposes, including repayment of
                                              bank debt. See "Use of Proceeds."
Proposed Nasdaq National Market symbol......  PRGN

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        Nine Months Ended
                                                             Year Ended March 31,                          December 31,
                                           ---------------------------------------------------------  ----------------------
                                             1992        1993        1994        1995        1996        1995        1996
                                           ---------  -----------  ---------  -----------  ---------  -----------  ---------
STATEMENT OF OPERATIONS DATA:
  Total revenues.........................  $   7,414   $  12,844   $  15,760   $  19,628   $  23,766   $  17,638   $  24,527
  Gross profit...........................      5,389      10,376      11,981      15,662      19,825      14,650      20,949
  Operating income (loss)................     (5,883)       (664)       (705)     (3,919)     (4,266)     (2,879)      2,730
  Net income (loss)......................     (6,004)       (736)       (735)         51(2)    (6,411)     (3,736)     2,364
  Net income (loss) per share............                                                  $   (0.52)              $    0.16
  Shares used in per share calculation...                                                     12,331                  14,438

                                                                                           THREE MONTHS ENDED
                                                                             ----------------------------------------------
                                                                              MARCH 31,   JUNE 30,    SEPT. 30,   DEC. 31,
                                                                                1996        1996        1996        1996
                                                                             -----------  ---------  -----------  ---------
 Total revenues............................................................   $   6,128   $   7,500   $   7,500   $   9,527
  Gross profit.............................................................       5,175       6,290       6,326       8,333
  Operating income (loss)..................................................      (1,387)        401         525       1,804
  Net income (loss)........................................................      (1,499)        289         408       1,667
  Net income (loss) per share..............................................   $   (0.11)  $    0.02   $    0.03   $    0.11
  Shares used in per share calculation.....................................      13,552      14,330      14,330      14,519

                                                                                              DECEMBER 31, 1996
                                                                                          -------------------------
                                                                                                      AS ADJUSTED
                                                                                           ACTUAL         (3)
                                                                                          ---------  --------------
BALANCE SHEET DATA:
  Cash..................................................................................  $   1,271    $   17,790
  Working capital (deficit).............................................................     (7,300)       13,533
  Total assets..........................................................................     19,034        35,553
  Borrowings under bank line of credit..................................................      4,314            --
  Stockholders' equity (deficit)........................................................     (6,353)       14,480

--------------------------
(1) Based upon shares outstanding as of December 31, 1996. Excludes 3,830,408 shares of Common Stock issuable upon exercise of options outstanding at December 31, 1996 under the Company's Nonqualified Stock Option Plan, 1991 Nonqualified Stock Option Plan and 1994 Stock Option Plan at a weighted average exercise price of $1.85. See "Management--Stock Plans," "Description of Capital Stock" and Notes 10 and 13 of Notes to Consolidated Financial Statements. Also excludes (i) 144,400 shares reserved at December 31, 1996 for future issuance under the 1994 Stock Option Plan and (ii) 1,000,000 shares reserved after December 31, 1996 for future issuance under the 1994 Stock Option Plan, the 1997 Director Option Plan and the 1997 Employee Stock Purchase Plan. See Note 13 of Notes to Consolidated Financial Statements.

(2) Includes a gain on the sale of a software product line in April 1994 of $4,025,000. See Note 4 of Notes to Consolidated Financial Statements.

(3) Adjusted to give effect to the estimated net proceeds of this offering based on an assumed initial public offering price of $11.00 and the application of the estimated net proceeds therefrom, including the repayment of bank debt. See "Use of Proceeds."

                           --------------------------

    EXCEPT AS SET FORTH IN THE CONSOLIDATED FINANCIAL STATEMENTS OR OTHERWISE INDICATED HEREIN, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING." EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (I) HAS BEEN ADJUSTED TO GIVE EFFECT TO A TWO-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED IN FEBRUARY 1997 IN THE FORM OF A STOCK DIVIDEND AND (II) REFLECTS THE EXERCISE OF OPTIONS TO ACQUIRE UP TO 116,000 SHARES BY CERTAIN SELLING STOCKHOLDERS IN CONNECTION WITH THIS OFFERING. SEE "PRINCIPAL AND SELLING STOCKHOLDERS," "DESCRIPTION OF CAPITAL STOCK" AND NOTE 10 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS IN THE SHARES OF COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

LIMITED PROFITABILITY; HISTORY OF OPERATING LOSSES

    The Company has recorded cumulative net losses of approximately $19.2 million through December 31, 1996, including a net loss of approximately $6.4 million in fiscal 1996. In recent years, the Company's product line has changed substantially. The Company's SERVICECENTER product, from which the Company derived substantially all of its license revenues for the nine months ended December 31, 1996, only began shipping in mid-1995. As a result, prediction of the Company's future operating results is difficult, if not impossible. Although the Company achieved limited profitability during each of the quarters in the nine months ended December 31, 1996, there can be no assurance that the Company will be able to remain profitable on a quarterly basis or achieve profitability on an annual basis. In addition, the Company does not believe that the growth in revenues it has experienced in recent years is indicative of future operating results. See "--Product Concentration; Dependence on Market Acceptance of Enterprise Service Desk Software," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

    The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond the Company's control. These factors include, among others, the ability of the Company to develop, introduce and market new and enhanced versions of its software on a timely basis; market demand for the Company's software; the size, timing and contractual terms of significant orders; the timing and significance of new software product announcements or releases by the Company or its competitors; changes in pricing policies by the Company or its competitors; changes in the Company's business strategies; budgeting cycles of its potential customers; changes in the mix of software products and services sold; changes in the mix of revenues attributable to domestic and international sales; the impact of acquisitions of competitors; seasonal trends; the cancellations of licenses or maintenance agreements; product life cycles; software defects and other product quality problems; and personnel changes. The Company has often recognized a substantial portion of its revenues in the last month or weeks of a quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to the foregoing factors, quarterly revenues and operating results are not predictable with any significant degree of accuracy. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given quarter can be adversely affected as a result of such unpredictability. In the event of any downturn in potential customers' businesses or the economy in general, planned purchases of the Company's products may be deferred or canceled, which could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's business has experienced and is expected to continue to experience seasonality. The Company's revenues and operating results in its December quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements, while revenues and operating results in the March quarter typically benefit from the efforts of the Company's sales force to meet fiscal year-end sales quotas. In addition, the Company is currently attempting to expand its presence in international markets, including Europe, the Pacific Rim and Latin America. International revenues comprise a significant percentage of the Company's total revenues, and the Company may experience additional variability in demand associated with seasonal buying patterns in such foreign markets. See "--International Operations; Currency Fluctuations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT CONCENTRATION; DEPENDENCE ON MARKET ACCEPTANCE OF ENTERPRISE SERVICE
  DESK SOFTWARE

    The Company currently derives substantially all of its license revenues from the sale of SERVICECENTER and expects SERVICECENTER to account for a significant portion of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of SERVICECENTER, including future enhancements. Factors adversely affecting the pricing of, demand for, or market acceptance of SERVICECENTER, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's product strategy has focused on integrating a broad array of IT management applications with other traditional internal help desk applications to create an Enterprise Service Desk. The market for Enterprise Service Desk software is relatively new and is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The Company's future financial performance will depend in part on continued growth in the number of organizations implementing Enterprise Service Desk solutions.

DEPENDENCE ON KEY PERSONNEL; NEW MANAGEMENT TEAM; ABILITY TO RECRUIT PERSONNEL

    The Company's success will depend to a significant extent on the continued service of its senior management and certain other key employees of the Company, including selected sales, consulting, technical and marketing personnel. None of the Company's employees, including its senior management, is bound by an employment or non-competition agreement, and the Company does not maintain key man life insurance on any employee. The loss of the services of one or more of the Company's executive officers or key employees or the decision of one or more of such officers or employees to join a competitor or otherwise compete directly or indirectly with the Company could have a material adverse effect on the Company's business, operating results and financial condition. In addition, several of the Company's executive officers, including its President and Chief Executive Officer, Chief Financial Officer, and certain operating vice presidents, have been employed by the Company for a relatively short period of time. Since joining the Company, the new management team has devoted substantial effort in refocusing the Company's product, sales and marketing strategies. In connection with such changes, the Company restructured its sales and marketing departments, which resulted in the replacement of a significant number of employees. Although management believes that this restructuring has benefitted the Company, many of the Company's current employees have been with the Company for only a limited period of time.

    In addition, the Company believes that its future success will depend in large part on its ability to attract and retain additional highly skilled technical, sales, management and marketing personnel. Competition for such personnel in the computer software industry is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. New employees hired by the Company generally require substantial training in the use and implementation of the Company's products. There can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

    The market for the Company's products is highly competitive, fragmented and subject to rapid technological change and frequent new product introductions and enhancements. Competitors vary in size and in the scope and breadth of the products and services offered. The Company encounters competition from a number of sources, including (i) providers of internal help desk software applications such as Remedy Corporation and Software Artistry, Inc., (ii) customer interaction software companies such as Clarify Inc. and The Vantive Corporation, whose products include internal help desk applications, and (iii) large information technology and systems management companies such as International Business Machines Corporation ("IBM") and Computer Associates International, Inc. Because barriers to entry in the software market are relatively low, the Company anticipates additional competition from other established and emerging companies as the market for

Enterprise Service Desk applications expands. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties. The Company expects software industry consolidation to occur in the future, and it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Some of the Company's current and many of its potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Competition."

MANAGEMENT OF GROWTH

    The Company's business has grown substantially in recent periods, with total revenues increasing from $15.8 million in fiscal 1994 to $23.8 million in fiscal 1996 and to $24.5 million for the nine months ended December 31, 1996. In addition, in connection with an internal restructuring of the Company that occurred in the latter half of fiscal 1996 and the beginning of fiscal 1997, the Company replaced its senior management and a significant portion of its sales staff employed at that time in an effort to improve sales productivity and revenue growth. As a result of the restructuring, a number of the key members of the Company's management, including its President and Chief Executive Officer and Chief Financial Officer, have been employed with the Company for only a limited period of time. If the Company is successful in achieving its growth plans, such growth is likely to place a significant burden on the Company's operating and financial systems, resulting in increased responsibility for senior management and other personnel within the Company. The Company's ability to compete effectively and to manage future growth, if any, and its future operating results will depend in part on the ability of its officers and other key employees to implement and expand operational, customer support and financial control systems and to expand, train and manage its employee base. There can be no assurance that the Company's existing management or any new members of management will be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. The Company's failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "--Dependence on Key Personnel; New Management Team; Ability to Recruit Personnel" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LENGTHY SALES CYCLES

    The license of the Company's software generally requires the Company to engage in a sales cycle that typically takes approximately six to nine months to complete. The length of the sales cycle may vary depending on a number of factors over which the Company may have little or no control, including the size of the transaction and the level of competition which the Company encounters in its selling activities. In addition, the sales cycle is typically extended 90 days for product sales through indirect channels. During the sales cycle, the Company typically provides a significant level of education to prospective customers regarding the use and benefits of the Company's products. Any delay in the sale cycle of a large license or a number of smaller licenses could have a material adverse effect on the Company's business, operating results and financial condition. See "--Potential Fluctuations in Quarterly Results; Seasonality."

EXPANSION OF DISTRIBUTION CHANNELS

    The Company has historically sold its products through its direct sales force and a limited number of distributors and has provided maintenance and support services through its technical and customer support staff. The Company is currently investing and intends to continue to invest significant resources in developing additional sales and marketing channels through system integrators and original equipment manufacturers ("OEMs") and other channel partners. There can be no assurance that the Company will be able to attract channel partners that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. To the extent the Company establishes distribution through such indirect channels, its agreements with channel partners may not be exclusive and such channel partners may also carry competing product lines. Any failure by the Company to establish and maintain such distribution relationships could have a material adverse effect on the Company's business, operating results and financial condition. See "--Management of Growth," "--International Operations; Currency Fluctuations," "Business--Strategy" and "Business--Sales and Marketing."

INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS

    International sales represented approximately 29% and 28% of the Company's total revenues in fiscal 1996 and for the nine months ended December 31, 1996, respectively. The Company currently has international sales offices in London, Paris, Frankfurt and Amsterdam. The Company believes that its continued growth and profitability will require expansion of its international operations, particularly in Europe, Latin America and the Pacific Rim. Accordingly, the Company intends to expand its international operations and enter additional international markets, which will require significant management attention and financial resources. In addition, the Company's international operations are subject to a variety of risks associated with conducting business internationally, including fluctuations in currency exchange rates, longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, increases in tariffs, duties, price controls or other restrictions on foreign currencies, and trade barriers imposed by foreign countries, any of which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company has only limited experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully localize, market, sell and deliver its products internationally. The inability of the Company to expand its international operations successfully and in a timely manner could have a material adverse effect on the Company's business, operating results and financial condition.

    A significant portion of the Company's business is conducted in currencies other than the U.S. dollar. Foreign currency transaction gains and losses arising from normal business operations are credited to or charged against earnings in the period incurred. As a result, fluctuations in the value of the currencies in which the Company conducts its business relative to the U.S. dollar have caused and will continue to cause currency transaction gains and losses. Due to the substantial volatility of currency exchange rates, among other factors, the Company cannot predict the effect of exchange rate fluctuations upon future operating results. There can be no assurance that the Company will not experience currency losses in the future. The Company has not previously undertaken hedging transactions to cover its currency exposure but may hedge a portion of its currency exposure in the future as management deems appropriate. See "--Management of Growth," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business-- Sales and Marketing."

BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS

    Completion of this offering will result in substantial benefits to the Company's existing stockholders and optionholders, including the creation of a liquid trading market and the ability, subject to restrictions under applicable securities laws and market stand-off agreements among such security holders, the underwriters and the Company, to sell shares in a public market. Upon the completion of this offering, assuming no exercise of the Underwriters' over-allotment option, the aggregate market value of Common Stock held by existing stockholders, assuming an initial public offering price of $11.00 per share and without regard to possible regulatory or contractual restrictions on transfer, will be $133,320,209, representing a substantial unrealized gain to existing stockholders. See "--No Prior Market; Possible Volatility of Stock Price" and "--Shares Eligible for Future Sale." In addition, John J. Moores, Chairman of the Company's Board of Directors and the Company's majority stockholder, currently guarantees the Company's outstanding indebtedness under a credit line and term loan with NationsBank of Texas, N.A. ("NationsBank"). As of December 31, 1996, the Company's outstanding obligations under such credit line and term loan were $4.3 million and $1.7 million, respectively. The Company intends to repay the outstanding balance of the revolving line of credit with a portion of the proceeds from this offering, thereby releasing Mr. Moores from his obligations with respect to the credit line. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Transactions" and Note 6 of Notes to Consolidated Financial Statements.

    Certain stockholders and optionholders of the Company, including certain officers, directors and affiliates of the Company, will also benefit by participating as Selling Stockholders in the offering. Of the 900,000 shares of Common Stock being sold by the Selling Stockholders, 384,000 shares are being sold by Mr. Moores, 238,550 shares are being sold by Mr. Moores as trustee of various trusts, substantially all of which were established for members of Mr. Moores's family, and 84,000 shares are being sold by JMI Equity Fund, L.P. ("JMI"). Mr. Moores is a limited partner of JMI, and Charles E. Noell III and Norris van den Berg, each of whom serve as directors of the Company, are general partners of JMI. At an assumed initial public offering price of $11.00 per share, the foregoing sales will result in aggregate gross proceeds of $4,224,000 to Mr. Moores, $2,623,500 to trusts of which Mr. Moores serves as trustee and $924,000 to JMI. Mr. Moores and related entities acquired shares of Common Stock from 1989 through 1995 at prices ranging from $1.33 to $2.34 in transactions directly with the Company and in third-party transactions with former stockholders of the Company. As a result of the sizable difference between the acquisition cost for such shares and the assumed initial public offering price, Mr. Moores and related entities will realize substantial gains upon the sale of their shares. Mr. Moores and related entities have also granted the underwriters an option, exercisable within 30 days of the date of the Prospectus, to acquire up to 409,150 shares of Common Stock at the initial public offering price. Christopher A. Cole, a director of the Company, will sell 35,000 shares in the offering, resulting in aggregate gross proceeds to Mr. Cole of $385,000 at an assumed initial public offering price of $11.00. In addition, Mr. Cole has granted the underwriters an option, exercisable with 30 days of the date of this prospectus, to acquire up to an additional 20,000 shares of Common Stock at the initial public offering price. All outstanding shares held by Mr. Cole were issued in 1981 in connection with his founding the Company. As a result, Mr. Cole has a nominal basis in the shares to be sold in the offering and will realize a substantial gain upon their sale.

    Of the remaining 193,450 shares being sold by Selling Stockholders, 77,450 shares are being sold by certain stockholders who are not affiliates of the Company, resulting in aggregate gross proceeds to such stockholders of $851,950. Such Selling Stockholders have also granted the underwriters an option, exercisable within 30 days of the date of this Prospectus, to acquire up to an additional 850 shares of Common Stock at the initial public offering price. Such shares were acquired either in gift transactions from Mr. Moores or at purchase prices substantially below the assumed initial public offering price. The remaining 116,000 shares are being sold in connection with the exercise of outstanding options held by an officer, a former officer and certain employees of the Company and will result in aggregate gross proceeds to such individuals of $1,276,000. In addition, an officer of the Company, who is not participating as a Selling Stockholder in the offering, has granted the underwriters an option, exercisable within 30 days of the date of this Prospectus, to acquire up to 20,000 shares of Common Stock to be issued upon such officer's exercise of an outstanding option. The applicable exercise prices for the shares being sold upon exercise of outstanding options range from $0.51 to $2.34, and the aggregate exercise price for such options is approximately $176,365. Such non-affiliated stockholders and optionholders will realize substantial gains in connection with their sales of shares in the offering.

CONTROL BY EXISTING STOCKHOLDERS

    Upon completion of this offering, the Company's officers, directors and their affiliates together will beneficially own approximately 75.9% of the outstanding shares of Common Stock (73.1% if the Underwriters' over-allotment option is exercised in full). In particular, John J. Moores, Chairman of the Company's Board of Directors, and entities affiliated with Mr. Moores collectively will own approximately 59.0% of the outstanding shares of Common Stock (56.7% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to control most matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage potential bids to acquire the Company unless the terms of acquisition are approved by such stockholders. See "Principal and Selling Stockholders."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

    The Company's success is dependent upon proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which provide only limited protection. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of its current or future products or to obtain and use information that the Company regards as proprietary. In particular, the Company may provide its licensees with access to its data model and other proprietary information underlying its licensed applications. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology. Policing unauthorized use of the Company's software is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company is not aware that any of its software product offerings infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Intellectual Property."

RAPID TECHNOLOGICAL CHANGE AND PRODUCT DEVELOPMENT RISKS

    The market for the Company's products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advances. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend in part upon its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. The Company's product development efforts are expected to continue to require substantial investments by the Company.

There can be no assurance that the Company will have sufficient resources to make the necessary investments. The Company has in the past experienced development delays, and there can be no assurance that the Company will not experience such delays in the future. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products. In addition, there can be no assurance that such products will achieve market acceptance, or that the Company's current or future products will conform to industry requirements. The inability of the Company, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner could have a material adverse effect on the Company's business, operating results and financial condition.

    Software products as complex as those offered by the Company may contain errors that may be detected at any point in a product's life cycle. The Company has in the past discovered software errors in certain of its products and has experienced delays in shipment of products during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found, resulting in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Products" and "Business--Product Development; Product Authorship Model."

PRODUCT LIABILITY

    The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition.

EFFECT OF CERTAIN CHARTER PROVISIONS; LIMITATION OF LIABILITY OF DIRECTORS;
  ANTITAKEOVER EFFECTS OF DELAWARE LAW

    Effective upon completion of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

    Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's Common Stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company.

    The Company is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested stockholder and the sale of more than 10% of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of UBS Securities LLC. UBS Securities LLC may, however, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lockup agreements. As a result of these restrictions, based on shares outstanding as of December 31, 1996, other than the 3,000,000 shares offered hereby, no shares will be eligible for sale on the date of this Prospectus pursuant to Rule 144(k) under the Securities Act. Approximately 10,200,000 shares will become eligible for sale 180 days after the date of this Prospectus (the "Release Date"), and approximately 1,900,000 shares will become available at various times after the Release Date pursuant to Rule 144 under the Securities Act. On or prior to the Release Date, the Company intends to register on Form S-8 an additional 5,611,308 shares of Common Stock reserved for issuance under the Company's Nonqualified Stock Option Plan, 1991 Nonqualified Stock Option Plan, 1994 Stock Option Plan, 1997 Director Option Plan and 1997 Employee Stock Purchase Plan, as well as 600,000 shares of Common Stock issued under restricted stock agreements with certain employees of the Company. Of the shares isssuable upon exercise of outstanding options to be registered on the Form S-8, approximately 2,462,250 shares will be vested and eligible for sale on the Release Date. See "Shares Eligible for Future Sale."

    The foregoing analysis reflects recent amendments, effective April 29, 1997, to certain provisions of Rule 144 under the Securities Act. Such amendments resulted in the shortening of the initial Rule 144 holding period from two years to one year and the shortening of the Rule 144(k) holding period from three years to two years.

IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing Common Stock in this offering will, therefore, incur immediate dilution of $10.04 in net tangible book value per share of Common Stock (based upon the assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) from the initial public offering price and will incur additional dilution upon the exercise of outstanding stock options.

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering there has been no public market for the Common Stock of the Company. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active public market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. Future announcements concerning the Company or its competitors, quarterly or annual variations in results of operations, announcements of technological innovations, the introduction of new products or changes in pricing policies by the Company or its competitors, proprietary rights or other litigation, changes in earnings estimates by analysts, the Company's failure to meet analysts' estimates or other factors could cause the market price of the Common Stock to fluctuate substantially. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to results of operations. These fluctuations, as well as general economic, market and political conditions, could have a material adverse effect on the market price of the Company's Common Stock.

DISCRETION AS TO USE OF PROCEEDS

    The primary purposes of this offering are to create a public market for the Company's Common Stock, to facilitate future access to public markets and to obtain additional working capital. As of the date of this Prospectus, the Company has no specific plans to use the net proceeds from this offering other than for working capital and general corporate purposes, including repayment of bank debt. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending any such uses, the Company plans to invest the net proceeds in investment grade, interest-bearing securities. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,100,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $20,833,000 assuming an initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The primary purposes of this offering are to create a public market for the Common Stock, to facilitate future access to public markets and to obtain additional working capital. The Company expects to use the net proceeds of this offering for working capital and other general corporate purposes, including the repayment of outstanding bank debt under the Company's line of credit, which totaled $4,314,000 at December 31, 1996. The Company's line of credit bears interest at the prime rate announced by NationsBank and terminates as of November 30, 1997. John J. Moores, the Company's majority stockholder, currently guarantees the Company's indebtedness under the line of credit. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions. Pending such uses, the net proceeds of this offering will be invested in investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Transactions" and Note 6 of Notes to Consolidated Financial Statements.

    The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders hereby.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its capital stock. The Company currently expects to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

    The Company's line of credit with NationsBank, as currently in effect, does not contain any restrictive covenant that would limit the Company's ability to pay cash dividends or make stock repurchases. John J. Moores, the Company's majority stockholder, currently guarantees the Company's indebtedness under the line of credit. The Company believes this guarantee will be released following this offering and that in connection with any future borrowings by the Company under its credit line, NationsBank will require the Company to agree to more typical restrictive covenants, including limitations on the Company's ability to pay cash dividends and make stock repurchases.

                                 CAPITALIZATION

    The following table sets forth at December 31, 1996 the capitalization (deficit) of the Company after giving effect to a two-for-one stock split in the form of a stock dividend effected in February 1997, and as adjusted to reflect the Company's receipt of net proceeds from the sale of 2,100,000 shares of Common Stock at an assumed initial public offering price of $11.00 per share and the application of the net proceeds therefrom. The capitalization information set forth in the table below is qualified by, and should be read in conjunction with, the more detailed Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.


                                                                                              DECEMBER 31, 1996
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Borrowings under line of credit (1)......................................................  $    4,314   $      --
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Notes payable and capital lease obligations, net of current portion (1)..................  $    1,553   $   1,553
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding,
    as adjusted..........................................................................          --          --
  Common Stock, $0.001 par value, 20,000,000 shares authorized, 12,904,000 shares issued and outstanding, actual; 50,000,000 shares authorized, 15,120,000 shares issued and
    outstanding, as adjusted (2).........................................................          13          15
Additional paid-in capital...............................................................      15,059      35,890
Accumulated deficit......................................................................     (19,245)    (19,245)
Unearned portion of deferred stock compensation..........................................      (1,992)     (1,992)
Cumulative translation adjustment........................................................        (188)       (188)
                                                                                           ----------  -----------
    Total stockholders' equity (deficit).................................................      (6,353)     14,480
                                                                                           ----------  -----------
    Total capitalization (deficit).......................................................  $   (4,800)  $  16,033
                                                                                           ----------  -----------
                                                                                           ----------  -----------


--------------------------
(1) See Note 6 of Notes to Consolidated Financial Statements.

(2) Based upon shares outstanding as of December 31, 1996. Excludes 3,830,408 shares of Common Stock issuable upon exercise of options outstanding at December 31, 1996 under the Company's Nonqualified Stock Option Plan, 1991 Nonqualified Stock Option Plan and 1994 Stock Option Plan at a weighted average exercise price of $1.85. See "Management--Stock Plans," "Description of Capital Stock" and Notes 10 and 13 of Notes to Consolidated Financial Statements. Also excludes (i) 144,400 shares reserved at December 31, 1996 for future issuance under the 1994 Stock Option Plan and (ii) 1,000,000 shares reserved after December 31, 1996 for future grant under the 1994 Stock Option Plan, the 1997 Director Option Plan and the 1997 Employee Stock Purchase Plan. See Note 13 of Notes to Consolidated Financial Statements.

                                    DILUTION

    As of December 31, 1996, the net tangible book value of the Company's Common Stock was $(6.4) million or $(0.49) per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock then outstanding. Dilution per share represents the difference between the amount per share paid by investors in the offering and the pro forma net tangible book value per share after the offerings. After giving effect to the sale by the Company of 2,100,000 shares in the offering (at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company), the Company's pro forma net tangible book value as of December 31, 1996 would have been $14,480,000 or $0.96 per share of Common Stock. This represents an immediate increase of pro forma net tangible book value of $1.45 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $10.04 per share to new investors.

    The following table illustrates this per share dilution:

Assumed initial public offering price per share....................             $   11.00
  Net tangible book value per share as of December 31, 1996........  $   (0.49)
                                                                     ---------
  Increase in net tangible book value per share attributable to new
    investors......................................................       1.45
                                                                     ---------
Pro forma net tangible book value per share after offering.........                  0.96
                                                                                ---------
Dilution per share to new investors................................             $   10.04
                                                                                ---------
                                                                                ---------

    The following table summarizes, on a pro forma basis as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors purchasing shares in this offering (at an assumed initial public offering price of $11.00 per share and before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):

                                             SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                        --------------------------  ---------------------------   PRICE PER
                                           NUMBER        PERCENT        AMOUNT        PERCENT       SHARE
                                        -------------  -----------  --------------  -----------  -----------
Existing stockholders (1).............     13,020,000       86.1%   $   13,709,000       37.2%    $    1.05
New investors (1).....................      2,100,000       13.9        23,100,000       62.8         11.00
                                        -------------      -----    --------------      -----
    Total.............................     15,120,000      100.0%   $   36,809,000      100.0%
                                        -------------      -----    --------------      -----
                                        -------------      -----    --------------      -----

--------------------------

(1) Sales by the Selling Stockholders in this offering will reduce the number of shares of Common Stock held by existing stockholders to 12,120,019 or approximately 80.2% (11,670,019 shares, or approximately 77.2%, if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares held by new investors to 3,000,000 or approximately 19.8% (3,450,000 shares, or approximately 22.8%, if the Underwriters over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

    The foregoing computations assume no exercise of stock options after December 31, 1996 other than options to acquire 116,000 shares to be exercised by Selling Stockholders in connection with this offering. As of December 31, 1996, excluding options being exercised by Selling Stockholders, there were outstanding options to purchase 3,830,408 shares of Common Stock under the Company's Nonqualified Stock Option Plan, 1991 Nonqualified Stock Option Plan and 1994 Stock Option Plan at a weighted average price of $1.85 per share and 144,400 shares reserved for future issuance under the 1994 Stock Option Plan. After December 31, 1996, an additional 1,000,000 shares of Common Stock were reserved for future issuance under the 1994 Stock Option Plan, 1997 Director Option Plan and 1997 Employee Stock Purchase Plan. See Note 13 of Notes to Consolidated Financial Statements. To the extent that any shares are issued upon exercise of options, warrants or rights that are presently outstanding or granted in the future, or reserved for future issuance under the Company's stock plans, there will be further dilution to new investors. See "Management--Stock Plans," "Description of Capital Stock" and Notes 10 and 13 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of the Company presented below as of March 31, 1992, 1994, 1995 and 1996 and December 31, 1996, for the year ended March 31, 1992, for each of the years in the three-year period ended March 31, 1996, and for the nine-month period ended December 31, 1996, are derived from the consolidated financial statements of Peregrine Systems, Inc. and its subsidiaries, which financial statements have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data of the Company presented below as of March 31, 1993 and for the year ended March 31, 1993 are derived from consolidated financial statements of the Company that were audited by another accounting firm. The consolidated financial statements as of March 31, 1995 and 1996 and December 31, 1996, for each of the years in the two-year period ended March 31, 1996, and for the nine-month period ended December 31, 1996, and the report thereon, are included elsewhere in this Prospectus. The consolidated statement of operations data for the nine-month period ended December 31, 1995 are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the Company's results of operations for that period. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                     NINE MONTHS ENDED
                                                             YEAR ENDED MARCH 31,                       DECEMBER 31,
                                             -----------------------------------------------------  --------------------
                                               1992       1993       1994       1995       1996       1995       1996
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues:
    Licenses...............................  $   4,051  $   6,311  $   6,714  $   9,137  $  11,642  $   8,791  $  13,932
    Maintenance............................      3,115      5,629      6,857      7,918      8,967      6,765      7,659
    Services...............................        248        904      2,189      2,573      3,157      2,082      2,936
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues.......................      7,414     12,844     15,760     19,628     23,766     17,638     24,527
  Costs of revenues:
    Cost of licenses.......................        194        303        322        393        415        320        155
    Cost of maintenance and services.......      1,831      2,165      3,457      3,573      3,526      2,668      3,423
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total cost of revenues...............      2,025      2,468      3,779      3,966      3,941      2,988      3,578
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.............................      5,389     10,376     11,981     15,662     19,825     14,650     20,949
  Operating expenses:
    Sales and marketing....................      4,533      5,218      6,118      9,549     11,820      8,392     11,217
    Research and development...............      4,737      3,983      4,670      7,089      7,742      6,166      4,368
    General and administrative.............      2,002      1,839      1,898      2,943      4,529      2,971      2,634
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses.............     11,272     11,040     12,686     19,581     24,091     17,529     18,219
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income (loss)..................     (5,883)      (664)      (705)    (3,919)    (4,266)    (2,879)     2,730
  Interest expense.........................       (141)      (122)      (118)      (112)      (389)      (275)      (337)
  Other income (expense)...................         20         50         88      4,082        103        101        (29)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations
    before income taxes....................     (6,004)      (736)      (735)        51     (4,552)    (3,053)     2,364
  Provision for income taxes...............         --         --         --         --         --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing
    operations.............................     (6,004)      (736)      (735)        51     (4,552)    (3,053)     2,364
  Loss from discontinued operations:
    Loss from operations...................         --         --         --         --       (781)      (683)        --
    Loss on disposal.......................         --         --         --         --     (1,078)        --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Loss from discontinued operations....         --         --         --         --     (1,859)      (683)        --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)........................  $  (6,004) $    (736) $    (735) $      51  $  (6,411) $  (3,736) $   2,364
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per share..............                                              $   (0.52)            $    0.16
                                                                                         ---------             ---------
                                                                                         ---------             ---------
  Shares used in per share calculation.....                                                 12,331                14,438
                                                                                         ---------             ---------
                                                                                         ---------             ---------

                                                                               MARCH 31,
                                                         -----------------------------------------------------  DEC. 31,
                                                           1992       1993       1994       1995       1996       1996
                                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash.................................................  $     209  $     385  $     587  $      57  $     437  $   1,271
  Working capital (deficit)............................     (2,604)    (2,300)    (3,045)    (4,118)    (9,442)    (7,300)
  Total assets.........................................      4,739      4,267      6,689      9,787     13,817     19,034
  Borrowings under bank line of credit.................        600        300        658      1,315      2,829      4,314
  Stockholders' deficit................................     (1,332)    (2,120)    (2,859)    (2,197)    (8,450)    (6,353)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY, WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company develops, markets and supports SERVICECENTER, a suite of software applications for managing the Enterprise Service Desk. The Company was founded in 1981 primarily to provide consulting services for IT management software. In 1987, the Company launched its first software product, PNMS, a product designed to manage and monitor complex mainframe computer networks. In 1995, the Company commenced sales of SERVICECENTER, the Company's solution for the Enterprise Service Desk. SERVICECENTER is currently available for the Windows NT, UNIX and MVS platforms. Since the release of SERVICECENTER in July 1995, SERVICECENTER has accounted for substantially all of the Company's license revenues. In addition, for the nine months ended December 31, 1996, over 80% of the Company's license sales of SERVICECENTER have been attributable to UNIX and Windows NT platforms.

    In the latter half of fiscal 1996 and the beginning of fiscal 1997, the Company implemented an internal restructuring to capitalize on the market opportunity for products addressing the requirements of the Enterprise Service Desk. This restructuring included rebuilding the Company's senior management team, redefining the product development strategy, initiating a comprehensive marketing strategy and strengthening the Company's financial and budgeting processes. In addition, in April 1996, the Company substantially reorganized its sales force and instituted new sales management procedures.

    The Company's revenues are derived from product licensing, maintenance and services. License fees are generally due upon the granting of the license and typically include a one-year maintenance period as part of the license agreement. The Company also provides ongoing maintenance services, which include technical support and product enhancements, for an annual fee based upon the current price of the product. In fiscal 1995 and 1996 and for the nine months ended December 31, 1996, maintenance revenues represented 40%, 38% and 31% of total revenues, respectively. The Company has sold its original PNMS software to a sizable installed base of customers, many of whom have recently transitioned to SERVICECENTER. The Company's large installed customer base has generated a high level of maintenance revenues. In fiscal 1995 and 1996 and for the nine months ended December 31, 1996, more than 90% of the Company's customers renewed their maintenance agreements. Maintenance revenues from new licenses of SERVICECENTER combined with recurring maintenance revenues from existing customers are expected to provide a growing source of revenues as the Company's installed customer base increases.

    Revenues from license agreements are recognized currently, provided that all of the following conditions are met: a non-cancelable license agreement has been signed, the product has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no other significant vendor obligations exist. Revenues from post-contract support services are recognized ratably over the term of the support period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor-specific evidence. Consulting revenues are primarily related to implementation services most often performed on a time and material basis under separate service agreements for the installation of the Company's products. Revenues from consulting and training services are recognized as the respective services are performed.

    The Company currently derives substantially all of its license revenues from the sale of SERVICECENTER and expects SERVICECENTER to account for a significant portion of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of

SERVICECENTER, including future enhancements. Factors adversely affecting the pricing of, demand for or market acceptance of SERVICECENTER, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company conducts business overseas in a number of foreign currencies, principally the British Pound, the Deutsche Mark and the French Franc. These currencies have been relatively stable against the U.S. dollar for the past several years. As a result, foreign currency fluctuations have not had a significant impact on the Company's revenues or results of operations. Although the Company currently derives no revenues from highly inflationary economies, the Company is expanding its presence in international markets outside Europe, including the Pacific Rim and Latin America, whose currencies have tended to fluctuate more relative to the U.S. Dollar. There can be no assurance that future fluctuations in the value of foreign currencies will not have a material adverse effect on the Company's business, operating results and financial condition. Management does not currently have an active foreign exchange hedging program. Accordingly, to the extent not hedged by obligations denominated in local currencies, the Company's foreign operations are subject to the risks of future foreign currency fluctuations. The Company may implement a foreign currency forward hedging program to mitigate the foreign currency transaction risk in the future.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated selected consolidated statements of operations data as a percentage of total revenues.

                                                                                     YEAR ENDED MARCH 31,
                                                                --------------------------------------------------------------
                                                                   1992         1993         1994         1995        1996
                                                                -----------  -----------  -----------  ----------  -----------
                                                                             (AS A PERCENTAGE OF TOTAL REVENUES)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses..................................................       54.7 %       49.2 %       42.6 %       46.6%       49.0 %
    Maintenance...............................................       42.0         43.8         43.5         40.3        37.7
    Services..................................................        3.3          7.0         13.9         13.1        13.3
                                                                    -----        -----        -----        -----       -----
      Total revenues..........................................      100.0        100.0        100.0        100.0       100.0
  Costs of revenues:
    Cost of licenses..........................................        2.6          2.4          2.0          2.0         1.7
    Cost of maintenance and services..........................       24.7         16.8         22.0         18.2        14.9
                                                                    -----        -----        -----        -----       -----
      Total cost of revenues..................................       27.3         19.2         24.0         20.2        16.6
                                                                    -----        -----        -----        -----       -----
  Gross profit................................................       72.7         80.8         76.0         79.8        83.4

  Operating expenses:
    Sales and marketing.......................................       61.1         40.7         38.8         48.7        49.7
    Research and development..................................       64.0         31.0         29.6         36.1        32.6
    General and administrative................................       27.0         14.3         12.1         15.0        19.1
                                                                    -----        -----        -----        -----       -----
      Total operating expenses................................      152.1         86.0         80.5         99.8       101.4
                                                                    -----        -----        -----        -----       -----
  Operating income (loss).....................................      (79.4)        (5.2)        (4.5)       (20.0)      (18.0)
  Interest expense............................................       (1.9)        (0.9)        (0.8)        (0.5)       (1.6)
  Other income (expense)......................................        0.3          0.4          0.6         20.8         0.4
                                                                    -----        -----        -----        -----       -----
  Income (loss) from continuing operations before income
    taxes.....................................................      (81.0)        (5.7)        (4.7)         0.3       (19.2)
  Provision for income taxes..................................        0.0          0.0          0.0          0.0         0.0
                                                                    -----        -----        -----        -----       -----
  Income (loss) from continuing operations....................      (81.0)        (5.7)        (4.7)         0.3       (19.2)
  Loss from discontinued operations:
    Loss from operations......................................        0.0          0.0          0.0          0.0        (3.3)
    Loss on disposal..........................................        0.0          0.0          0.0          0.0        (4.5)
                                                                    -----        -----        -----        -----       -----
      Loss from discontinued operations.......................        0.0          0.0          0.0          0.0        (7.8)
                                                                    -----        -----        -----        -----       -----
  Net income (loss)...........................................      (81.0)%       (5.7)%       (4.7)%        0.3%      (27.0)%
                                                                    -----        -----        -----        -----       -----
                                                                    -----        -----        -----        -----       -----


                                                                   NINE MONTHS ENDED
                                                                     DECEMBER 31,
                                                                -----------------------
                                                                   1995         1996
                                                                -----------  ----------

STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses..................................................       49.8 %       56.8%
    Maintenance...............................................       38.4         31.2
    Services..................................................       11.8         12.0
                                                                    -----        -----
      Total revenues..........................................      100.0        100.0
  Costs of revenues:
    Cost of licenses..........................................        1.8          0.6
    Cost of maintenance and services..........................       15.1         14.0
                                                                    -----        -----
      Total cost of revenues..................................       16.9         14.6
                                                                    -----        -----
  Gross profit................................................       83.1         85.4
  Operating expenses:
    Sales and marketing.......................................       47.6         45.8
    Research and development..................................       35.0         17.8
    General and administrative................................       16.8         10.7
                                                                    -----        -----
      Total operating expenses................................       99.4         74.3
                                                                    -----        -----
  Operating income (loss).....................................      (16.3)        11.1
  Interest expense............................................       (1.6)        (1.4)
  Other income (expense)......................................        0.6         (0.1)
                                                                    -----        -----
  Income (loss) from continuing operations before income
    taxes.....................................................      (17.3)         9.6
  Provision for income taxes..................................        0.0          0.0
                                                                    -----        -----
  Income (loss) from continuing operations....................      (17.3)         9.6
  Loss from discontinued operations:
    Loss from operations......................................       (3.9)         0.0
    Loss on disposal..........................................        0.0          0.0
                                                                    -----        -----
      Loss from discontinued operations.......................       (3.9)         0.0
                                                                    -----        -----
  Net income (loss)...........................................      (21.2)%        9.6%
                                                                    -----        -----
                                                                    -----        -----

NINE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO NINE MONTHS ENDED DECEMBER 31,
  1995

  REVENUES

    The Company's revenues are derived primarily from the licensing and maintenance of its software products and to a lesser extent the providing of services to customers. The Company's revenues increased 39% from $17.6 million for the nine months ended December 31, 1995 to $24.5 million for the nine months ended December 31, 1996.

    LICENSES. Software license revenues increased 58% from $8.8 million for the nine months ended December 31, 1995 to $13.9 million for the nine months ended December 31, 1996, representing 50% and 57% of total revenues in the respective periods. International license revenues increased 43% from $3.1 million for the nine months ended December 31, 1995 to $4.5 million for the nine months ended December 31, 1996, representing 36% and 32% of total license revenues in the respective periods. The increases in license revenues are attributable to increased demand for new licenses of SERVICECENTER, additional seats purchased by existing SERVICECENTER customers, higher average transaction sizes, more effective corporate marketing programs, a substantial increase in sales force productivity and expansion of the Company's international sales force.

    MAINTENANCE. Maintenance revenues consist of charges for both renewed annual agreements and unbundled amounts included as part of initial license agreements. Maintenance revenues increased 13% from $6.8 million for the nine months ended December 31, 1995 to $7.7 million for the nine months ended December 31, 1996, representing 38% and 31% of total revenues in the respective periods. The dollar increase is attributable to renewal of ongoing maintenance agreements by a high percentage of the Company's installed customer base and to an increase in revenues from new license agreements.

    SERVICES. Service revenues consist of fees for consulting services and customer training. Consulting services typically arise from facilitating customer implementation of purchased products under a separate consulting agreement. Service revenues increased 38% from $2.1 million for the nine months ended December 31, 1995 to $2.9 million for the nine months ended December 31, 1996, representing 12% of total revenues in both periods. The dollar increase is attributable to consulting work associated with the increase in new license revenues.

  COST OF REVENUES

    COST OF LICENSES. Cost of license revenues consists of product media and manuals, packaging and related distribution costs as well as amounts paid to third party software providers. Cost of license revenues was $320,000 and $155,000 for the nine months ended December 31, 1995 and 1996, respectively, representing 4% and 1% of total license revenues in the respective periods.

    COST OF MAINTENANCE AND SERVICES. Cost of maintenance and service revenues consists primarily of salaries, benefits, and other costs incurred in providing customer support, consulting and training. Cost of maintenance and services revenues was $2.7 million and $3.4 million for the nine months ended December 31, 1995 and 1996, respectively, representing 30% and 32% of total maintenance and service revenues in the respective periods. The increases were due primarily to personnel additions required to perform the increased number of consulting engagements.

  OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses include salaries, commissions and other related sales and marketing expenses. Sales and marketing expenses were $8.4 million and $11.2 million for the nine months ended December 31, 1995 and 1996, respectively, representing 48% and 46% of total revenues in the respective periods. The dollar increase is attributable primarily to the expansion of the Company's direct sales force, increased commission expenses resulting from increased license revenues and the implementation of enhanced corporate marketing programs. The Company believes that substantial sales and marketing expenditures are essential to revenue growth and expects to continue to invest in and expand its sales and marketing organization.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation and related costs of product development personnel and also include commissions paid to product authors employed by the Company. Upon completion of a new product, a commission rate is established and used to calculate product author commissions based on license revenues attributable to such author's products. The Company views its product author commissions as an important incentive to its product development personnel and intends to continue these commissions for the foreseeable future. Research and development expenses were $6.2 million and $4.4 million for the nine months ended December 31, 1995 and 1996, respectively, representing 35% and 18% of total revenues in the respective periods. The decreases are attributable primarily to the October 1995 divestiture of a mainframe software development business. See "Certain Transactions" and Note 8 of Notes to Consolidated Financial Statements.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses are comprised primarily of personnel costs and professional fees associated with the Company's executive, financial, legal and administrative functions and other related costs. General and administrative costs were $3.0 million and $2.6 million for the nine months ended December 31, 1995 and 1996, respectively, representing 17% and 11% of total revenues in the respective periods. General and administrative costs were higher for the nine months ended December 31, 1995 primarily due to costs associated with a management restructuring.

  INTEREST EXPENSE

    Interest expense consists of interest paid on the Company's bank debt. Interest expense totaled $275,000 and $337,000 for the nine months ended December 31, 1995 and 1996, respectively.

  PROVISION FOR INCOME TAXES

    The Company experienced an operating loss for the nine months ended December 31, 1995 and, accordingly, recorded no income taxes. The Company did not record any provision for income taxes for the nine months ended December 31, 1996 due to the utilization of the Company's available net operating loss carry-forwards as an offset against net income. As of December 31, 1996, the Company had net operating loss carry-forwards of approximately $1,100,000 for federal tax reporting purposes which expire beginning in 2004. Utilization of the net operating losses may be subject to annual limitations resulting from certain changes in ownership of the Company. The Company has recorded a valuation allowance to completely offset the carrying value of its net deferred tax assets due to uncertainty surrounding its realization. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the amount of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

  DISCONTINUED OPERATIONS

    During fiscal 1996, the Company acquired XVT Software Inc. ("XVT"), substantially all of the outstanding equity of which was owned by the majority stockholder of the Company. In January 1996, the Company determined that maintaining an interest in XVT was not consistent with the Company's business strategy and adopted a plan to discontinue the operations of XVT. The loss from the discontinued operation of XVT for the nine months ended December 31, 1995 was $683,000.

FISCAL YEARS ENDED MARCH 31, 1994, 1995 AND 1996

  REVENUES

    Total revenues were $15.8 million, $19.6 million and $23.8 million in fiscal 1994, 1995 and 1996, respectively, representing year-to-year increases of 24% between 1994 and 1995 and 21% between 1995 and 1996.

    LICENSES. License revenues were $6.7 million, $9.1 million and $11.6 million in fiscal 1994, 1995 and 1996, respectively, representing 43%, 47% and 49% of total revenues in the respective periods. The increases resulted primarily from licenses to new customers, purchases of product upgrades by existing customers and sales of SERVICECENTER following its commercial introduction in July 1995.

    MAINTENANCE. Maintenance revenues were $6.9 million, $7.9 million and $9.0 million in fiscal 1994, 1995 and 1996, respectively, representing 44%, 40% and 38% of total revenues in the respective periods. The dollar increases are attributable to renewals of maintenance agreements from the Company's expanded installed base of customers and maintenance revenues included as part of new licenses.

    SERVICES. Services revenues were $2.2 million, $2.6 million and $3.2 million in fiscal 1994, 1995 and 1996, respectively, representing 14%, 13% and 13% of total revenues in the respective periods. The dollar increases are attributable to an increased number of consulting engagements related to implementation of software from initial license agreements.

  COST OF REVENUES

    COST OF LICENSES. Cost of license revenues was $322,000, $393,000 and $415,000 for fiscal 1994, 1995 and 1996, respectively, representing 5%, 4% and 4% of total license revenues in the respective periods.

    COST OF MAINTENANCE AND SERVICES. Cost of maintenance and service revenues was $3.5 million, $3.6 million and $3.5 million in fiscal 1994, 1995 and 1996, respectively, representing 38%, 34% and 29% of total maintenance and service revenues in the respective periods. Cost of maintenance and services remained relatively constant in dollar amounts throughout the periods but decreased as a percentage of related revenues because of improved operating efficiencies.

  OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses were $6.1 million, $9.5 million and $11.8 million in fiscal 1994, 1995 and 1996, respectively, representing 39%, 49% and 50% of total revenues in the respective periods. The increase from fiscal 1994 to fiscal 1995 is attributable to the significant expansion of both the North American and international sales forces and to moderate operating expense increases. If the Company experiences a decrease in sales force productivity or for any other reason a decline in revenues, it is likely that operating margins will decline as well.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $4.7 million, $7.1 million and $7.7 million in fiscal 1994, 1995 and 1996, respectively, representing 30%, 36% and 33% of total revenues in the respective periods. The increase from fiscal 1994 to fiscal 1995 is attributable primarily to an acquisition in fiscal 1995 which resulted in a one-time charge of $606,000 for purchased research and development, increased expenses including the hiring of additional personnel incurred in conjunction with the development of SERVICECENTER and the hiring of a significant number of mainframe software developers. The increase from fiscal 1995 to fiscal 1996 is due primarily to the hiring of additional mainframe software developers, which was offset, in part, by the Company's divestiture of the entire mainframe software development portion of its business in October 1995.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $1.9 million, $2.9 million and $4.5 million in fiscal 1994, 1995 and 1996, respectively, representing 12%, 15% and 19% of total revenues in the respective periods. The increases are attributable primarily to administrative personnel additions to support growth and costs associated with a management restructuring.

  OTHER INCOME

    In fiscal 1995, the Company sold the rights to one of its software products, resulting in other income of $4.0 million. The purchase price from the product sale is payable to the Company in annual installments ending in fiscal 1998. See
Note 4 of Notes to Consolidated Financial Statements.

  PROVISION FOR INCOME TAXES

    The Company has not incurred any significant income taxes during fiscal 1994, 1995 and 1996 due to operating losses or the existence of net operating losses available to offset taxes payable.

  DISCONTINUED OPERATIONS

    As a result of the Company's discontinuation of the operations of XVT in January 1996, the Company incurred a loss from discontinued operations of $1.9 million.

QUARTERLY RESULTS

    In each of the first three quarters of fiscal 1997, the Company reported both operating income and margin improvement. The enhanced operating performance for the first three quarters of fiscal 1997 is attributable primarily to significant license revenue growth resulting from improved sales force productivity combined with a slower growth rate in fixed operating expenses, resulting in an improvement in operating margins. Total revenues increased from $7.5 million for the quarter ended June 30, 1996 to $9.5 million for the quarter ended December 31, 1996. License revenues also increased 57% from $3.9 million to $6.1 million in the quarter ended December 31, 1996 from the prior year. In addition, operating expenses have been reduced as a percentage of total revenues from 79% in the quarter ended June 30, 1996 to 69% in the quarter ended December 31, 1996.

    The Company has reported substantial year-to-year revenue increases in recent quarters but does not believe this rate of growth will be indicative of future growth rates. The Company's revenues and operating results in its December quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements, while revenues and operating results in the March quarter typically benefit from the efforts of the Company's sales force to meet fiscal year-end sales quotas. The Company believes that sales during the June quarter may be negatively affected by adjustments and reassignments of sales territories implemented at the beginning of each fiscal year. The Company also believes that because of summer vacations taken by both sales personnel and customers, the typical sales cycle is lengthened within the September quarter, especially in Europe. The Company has no material backlog of unfilled orders since substantially all revenues reported in any given quarter are generally the result of sales made within that quarter.

    The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond the Company's control. These factors include, among others, the ability of the Company to develop, introduce and market new and enhanced versions of its software on a timely basis; market demand for the Company's software; the size, timing and contractual terms of significant orders; the timing and significance of new software product announcements or releases by the Company or its competitors; and changes in pricing policies by the Company or its competitors. In addition, license revenues in any quarter are substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to these and other factors, quarterly revenues and operating results are not predictable with any significant degree of accuracy.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth selected consolidated statement of operations data for the seven quarters ended December 31, 1996, both in dollar amounts and as a percentage of revenues. This information has been derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements contained herein and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with the Company's annual audited consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The Company's quarterly results are subject to fluctuations. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                         THREE MONTHS ENDED
                                            ----------------------------------------------------------------------------
                                             JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,
                                               1995         1995         1995         1996         1996         1996
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses..............................   $   2,910    $   2,020    $   3,861    $   2,851    $   3,760    $   4,096
    Maintenance...........................       2,142        2,320        2,303        2,202        2,468        2,590
    Services..............................         835          537          710        1,075        1,272          814
                                            -----------  -----------  -----------  -----------  -----------  -----------
      Total revenues......................       5,887        4,877        6,874        6,128        7,500        7,500
  Cost of revenues:
    Cost of licenses......................         110           69          141           95           61           44
    Cost of maintenance and services......         828          827        1,013          858        1,149        1,130
                                            -----------  -----------  -----------  -----------  -----------  -----------
      Total cost of revenues..............         938          896        1,154          953        1,210        1,174
                                            -----------  -----------  -----------  -----------  -----------  -----------
  Gross profit............................       4,949        3,981        5,720        5,175        6,290        6,326
  Operating expenses:
    Sales and marketing...................       2,687        2,442        3,263        3,428        3,725        3,597
    Research and development..............       2,007        1,944        2,215        1,576        1,415        1,385
    General and administrative............         619          742        1,610        1,558          749          819
                                            -----------  -----------  -----------  -----------  -----------  -----------
      Total operating expenses............       5,313        5,128        7,088        6,562        5,889        5,801
                                            -----------  -----------  -----------  -----------  -----------  -----------
  Operating income (loss).................        (364)      (1,147)      (1,368)      (1,387)         401          525
  Interest expense........................         (64)         (80)        (131)        (114)        (113)        (108)
  Other income (expense)..................           9            4           88            2            1           (9)
                                            -----------  -----------  -----------  -----------  -----------  -----------
  Income (loss) from continuing operations
    before income taxes...................        (419)      (1,223)      (1,411)      (1,499)         289          408
  Provision for income taxes..............          --           --           --           --           --           --
                                            -----------  -----------  -----------  -----------  -----------  -----------
  Income (loss) from continuing
    operations............................   $    (419)   $  (1,223)   $  (1,411)   $  (1,499)   $     289    $     408
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------


                                             DEC. 31,
                                               1996
                                            -----------

STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses..............................   $   6,076
    Maintenance...........................       2,601
    Services..............................         850
                                            -----------
      Total revenues......................       9,527
  Cost of revenues:
    Cost of licenses......................          50
    Cost of maintenance and services......       1,144
                                            -----------
      Total cost of revenues..............       1,194
                                            -----------
  Gross profit............................       8,333
  Operating expenses:
    Sales and marketing...................       3,895
    Research and development..............       1,568
    General and administrative............       1,066
                                            -----------
      Total operating expenses............       6,529
                                            -----------
  Operating income (loss).................       1,804
  Interest expense........................        (116)
  Other income (expense)..................         (21)
                                            -----------
  Income (loss) from continuing operations
    before income taxes...................       1,667
  Provision for income taxes..............          --
                                            -----------
  Income (loss) from continuing
    operations............................   $   1,667
                                            -----------
                                            -----------

                                                                                   THREE MONTHS ENDED
                                                          ---------------------------------------------------------------------
                                                            JUNE 30,     SEPT. 30,      DEC. 31,      MARCH 31,      JUNE 30,
                                                              1995          1995          1995          1996           1996
                                                          ------------  ------------  ------------  -------------  ------------
                                                                           (AS A PERCENTAGE OF TOTAL REVENUES)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses............................................        49.4 %        41.4 %        56.2 %        46.5 %         50.1%
    Maintenance.........................................        36.4          47.6          33.5          35.9           32.9
    Services............................................        14.2          11.0          10.3          17.6           17.0
                                                               -----         -----         -----         -----          -----
      Total revenues....................................       100.0         100.0         100.0         100.0          100.0
  Cost of revenues:
    Cost of licenses....................................         1.9           1.4           2.1           1.5            0.8
    Cost of maintenance and services....................        14.0          17.0          14.7          14.0           15.3
                                                               -----         -----         -----         -----          -----
      Total cost of revenues............................        15.9          18.4          16.8          15.5           16.1
                                                               -----         -----         -----         -----          -----
  Gross profit..........................................        84.1          81.6          83.2          84.5           83.9
  Operating expenses:
    Sales and marketing.................................        45.7          50.0          47.5          56.0           49.7
    Research and development............................        34.1          39.9          32.2          25.7           18.9
    General and administrative..........................        10.5          15.2          23.4          25.4           10.0
                                                               -----         -----         -----         -----          -----
      Total operating expenses..........................        90.3         105.1         103.1         107.1           78.6
                                                               -----         -----         -----         -----          -----
  Operating income (loss)...............................        (6.2)        (23.5)        (19.9)        (22.6)           5.3
  Interest expense......................................        (1.1)         (1.7)         (1.9)         (1.8)          (1.5)
  Other income (expense)................................         0.2           0.1           1.3           0.0            0.0
                                                               -----         -----         -----         -----          -----
  Income (loss) from continuing operations before income
    taxes...............................................        (7.1)        (25.1)        (20.5)        (24.4)           3.8
  Provision for income taxes............................         0.0           0.0           0.0           0.0            0.0
                                                               -----         -----         -----         -----          -----
  Income (loss) from continuing operations..............        (7.1)%       (25.1)%       (20.5)%       (24.4)%          3.8%
                                                               -----         -----         -----         -----          -----
                                                               -----         -----         -----         -----          -----


                                                           SEPT. 30,      DEC. 31,
                                                              1996          1996
                                                          ------------  ------------

STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses............................................        54.6%         63.8%
    Maintenance.........................................        34.5          27.3
    Services............................................        10.9           8.9
                                                               -----         -----
      Total revenues....................................       100.0         100.0
  Cost of revenues:
    Cost of licenses....................................         0.6           0.5
    Cost of maintenance and services....................        15.1          12.0
                                                               -----         -----
      Total cost of revenues............................        15.7          12.5
                                                               -----         -----
  Gross profit..........................................        84.3          87.5
  Operating expenses:
    Sales and marketing.................................        48.0          40.9
    Research and development............................        18.5          16.5
    General and administrative..........................        10.9          11.2
                                                               -----         -----
      Total operating expenses..........................        77.4          68.5
                                                               -----         -----
  Operating income (loss)...............................         6.9          18.9
  Interest expense......................................        (1.4)         (1.2)
  Other income (expense)................................        (0.1)         (0.2)
                                                               -----         -----
  Income (loss) from continuing operations before income
    taxes...............................................         5.4          17.5
  Provision for income taxes............................         0.0           0.0
                                                               -----         -----
  Income (loss) from continuing operations..............         5.4%         17.5%
                                                               -----         -----
                                                               -----         -----

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has financed its operations through bank borrowings and private sales of Common Stock. In fiscal 1994, 1995 and 1996 and for the nine months ended December 31, 1996, the Company received net proceeds from bank borrowings of $73,000, $194,000, $3.7 million and $1.4 million, respectively. In fiscal 1995 and for the nine months ended December 31, 1996, the Company received proceeds of $2.9 million and $700,000, respectively, from the sale of a product line. In fiscal 1994, 1995 and 1996 and for the nine months ended December 31, 1996, the Company invested cash in the amounts of $905,000, $1.8 million, $3.5 million, and $382,000, respectively, for purchases of property and equipment including computer hardware and software to support the Company's growing employee base and to relocate to its new San Diego headquarters and training facility. In fiscal 1995, the Company used $1,567,000 of cash in its operating activities. In fiscal 1996, the Company generated $584,000 in cash from operations, but a net cash use of $738,000 by a discontinued business resulted in an overall cash use by the Company of $154,000 in connection with operating activities. For the nine months ended December 31, 1995, the Company generated $166,000 in cash from operations, but a net cash use of $646,000 by a discontinued business operation reduced cash from operations to an overall cash use of $480,000. For the nine months ended December 31, 1996, the Company generated $679,000 in cash from operations, but a net cash use of $973,000 by a discontinued business operation resulted in an overall cash use by the Company of $294,000 in connection with operating activities.

    The Company has a $4.5 million revolving credit line which expires November 30, 1997, and a term loan from the same bank with an unpaid principal balance of $1.7 million at December 31, 1996 payable in equal monthly installments of $37,000 plus interest at the bank's prime rate with the final payment due November 2000. The Company's revolving credit line had an outstanding balance at December 31, 1996 of $4.3 million with a variable annual interest rate equal to the prime rate announced by NationsBank of Texas, N.A. The term loan is secured by trade receivables and fixed assets of the Company and the revolving credit line is secured by accounts receivable, equipment and certain other assets of the Company. Both facilities are personally guaranteed by the Company's majority stockholder. The Company intends to repay the outstanding balance of the revolving line of credit with a portion of the proceeds from this offering. See "Use of Proceeds," "Certain Transactions" and Note 6 of Notes to Consolidated Financial Statements.

    The Company believes that the net proceeds from the sale of the Common Stock offered by the Company hereby, together with its current cash balances, cash available under its bank facilities and cash flow from operations will be sufficient to meet its working capital requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash. Consequently, any such future growth may require the Company to obtain additional equity or debt financing, which may not be available on commercially reasonable terms or which may be dilutive.

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY, WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Peregrine is a leading provider of Enterprise Service Desk software. The Company develops, markets and supports SERVICECENTER, an integrated suite of applications that automates the management of complex, enterprise-wide information technology infrastructures. SERVICECENTER is specifically designed to address the IT management requirements of large organizations and is distinguished by its breadth of functionality and its ability to be deployed across all major hardware platforms and network operating systems and protocols. SERVICECENTER utilizes advanced client/server and sophisticated intelligent agent technologies as well as a unique modular architecture to enable customers to meet their strategic objectives, effectively leverage existing IT investments and reduce the cost of IT management.

    The Company's SERVICECENTER software offers capabilities that extend beyond those of traditional internal help desk solutions to create an Enterprise Service Desk, meeting the operational and strategic needs of today's enterprise. SERVICECENTER'S fully integrated suite of six critical IT management applications is designed to effectively manage the complexity of today's enterprise IT infrastructure. An important feature of SERVICECENTER is its utilization of sophisticated agent technology to anticipate and prevent problems before they occur, thereby keeping IT systems functioning efficiently and with minimal downtime.

    The Company's objective is to be the leading provider of Enterprise Service Desk solutions worldwide. The Company's strategy is to maintain its functional and technical leadership, expand its target market to the Global 2000, expand its international sales efforts, continue to build customer partnerships and expand its channels and third party relationships. In addition, the Company believes it can continue to successfully leverage its unique product authorship compensation model, a compensation system that rewards the Company's software developers based on a percentage of license revenues of products they design and develop.

INDUSTRY BACKGROUND

    Today's increasingly competitive business environment has forced many organizations to improve their operational efficiency, react more quickly to changes in the marketplace, and better understand and respond to customer needs. Information technology has played a key role in these efforts and, when implemented effectively, becomes an important source of competitive advantage. Today, IT is an integral part of many core business functions, such as plant management, inventory management and customer billing, and is critical to many new tactical and strategic initiatives, such as business process reengineering, supply chain management and enhanced customer care.

    The changing role of IT, combined with advances in enabling technology, has led to a proliferation of diverse systems and applications within large organizations. For example, a typical enterprise may maintain mission-critical applications such as customer billing on a mainframe system, utilize client/server applications to manage human resource and finance functions, and employ both wide-area networks ("WANs") and local-area networks ("LANs") to manage internal corporate documents and communications. The components of these systems may include Microsoft Windows or Windows NT, different versions of UNIX, multiple relational database management systems and several networking standards, all of which may vary widely across distinct operational areas and geographies. In addition, the increasing use of open computing environments, internets/intranets, mobile computing and workgroup computing has further contributed to the complexity of an organization's IT system.

    The result is that while IT is becoming more integral and strategic to an organization's operations, management of the IT infrastructure is becoming increasingly difficult. Organizations must grapple with a greater volume of support activity while mastering a broader base of IT products, systems, architectures and network environments.

    At the same time that the role of IT is becoming increasingly important to an organization's operations and strategy, the cost of maintaining the IT infrastructure is also rising. These costs may be direct, measured by the lost productivity of individuals, departments or operations, or indirect, measured by lower quality products and service or delays in receiving key market or customer data. In a 1996 report, Gartner Group Inc. ("Gartner Group"), a leading provider of independent research and product analysis relating to the information technology industry, estimated that corporations spend on average $10,400 annually to service and support every networked PC, representing a significant multiple of the initial capital outlay for hardware and software. In addition, failure to effectively implement and deploy IT within the enterprise may compromise an organization's competitive position.

    To avoid the heavy financial and strategic costs associated with maintaining the IT infrastructure, many organizations have expanded the size of their IT support structure. However, these support structures have had difficulty keeping pace with the rapid advances in technology and the diversity of systems and applications within the IT environment. In addition to facing the technical challenges associated with maintaining the IT infrastructure, organizations have also had to address rising support costs and the shortage of available qualified IT professionals. To control escalating IT management costs, relieve the technical staffing difficulties and address the complexities of growing IT infrastructures, many companies have turned to internal help desk software applications to enable their support professionals to better manage the IT infrastructure.

LIMITATIONS OF EXISTING SOFTWARE SOLUTIONS

    Internal help desk applications provide IT professionals with access to a database of system or product information which supplements their own individual experience, and also provide automated procedures to organize, track and resolve end-user problems. These applications are usually deployed on a departmental or divisional level or otherwise take a segmented approach to IT management that requires a specific and separate application to manage each component or system within the IT infrastructure. Although these internal help desk applications may improve the operation of the IT infrastructure, these improvements generally fail to address the IT requirements of the organization as an integrated enterprise.

    Some of the significant limitations of existing internal help desk applications include:

    DEPARTMENTAL/SEGMENTED APPROACH. The IT infrastructure of large enterprises typically encompasses a number of different servers, network links and protocols, operating systems and applications and spans multiple departments and locations. Effective problem diagnosis and resolution require the ability to monitor and analyze all elements of an enterprise's IT infrastructure across departments and technologies. Traditional help desk applications segment problem management primarily on a departmental or platform basis, and lack the ability to monitor, identify and resolve problems across the many departments and networks that comprise a large enterprise.

    LACK OF INTEGRATION. Most traditional help desk solutions have been designed to address a limited set of problems associated with IT management, principally problem tracking and problem resolution. Effective IT management, however, requires a broader base of functions that can be integrated with each other. These functions include managing changes to the computing environment (change management), tracking the individual components of the infrastructure (inventory management), ordering company-approved hardware and software (order control), and tracking the infrastructure's financial and accounting information (financial management). Organizations have found that existing internal help desk applications cannot easily be expanded with additional applications so that they integrate with each other and are scalable to accommodate growth in the enterprise. Moreover, these systems cannot easily integrate and scale with other essential third party IT applications.

    REACTIVE ORIENTATION. Most internal help desk solutions are reactive in orientation and respond to problems only as they occur. Because these solutions are designed to "manage by exception," they fail to provide the proactive benefits that would be achieved if the technology supporting the solutions were able to anticipate and resolve network and other IT problems before they occur.

    LACK OF IT ASSET KNOWLEDGE. The proliferation of diverse products, platforms and technologies within the typical enterprise IT infrastructure has outpaced the ability of many companies to track their IT assets and monitor the costs involved in supporting these complex systems. The failure to maintain an accurate inventory of IT assets hinders the ability of the IT manager to respond expeditiously to problems.

THE PEREGRINE SOLUTION

    The Company's SERVICECENTER software offers capabilities that extend beyond those of traditional help desk solutions to meet the operational and strategic needs of today's enterprise. SERVICECENTER provides a fully integrated and automated suite of six applications, consisting of problem management, knowledge-based resolution, change management, inventory/configuration management, order and catalog management and financial management. In addition, SERVICECENTER works across all major hardware platforms, network operating systems and network protocols. SERVICECENTER extends traditional help desk applications and integrates a broad base of applications and platforms to support the Enterprise Service Desk.

    The Company believes that SERVICECENTER is the only software solution that effectively meets all of the IT management requirements of large enterprises based on the following factors:

    WIDE RANGE OF FUNCTIONALITY. The wide range of applications offered by SERVICECENTER provides customers with the centralized service and asset information required to optimize management of IT resources and achieve their business objectives. In a published research report evaluating currently available help desk and Enterprise Service Desk solutions, Gartner Group recently evaluated the Company's SERVICECENTER as having more functionality than competitive products, based on a weighted ranking of application functionality criteria provided in a survey of IT professionals. Gartner Group is a leading information technology advisor to businesses and offers its subscribers, in addition to research and consulting services, evaluations of software products and research and analysis of developments and trends in the information technology industry.

    HIGH LEVEL OF INTEGRATION. SERVICECENTER's six applications tightly integrate with one another to enable comprehensive systems and network management and support from a single console. In addition, SERVICECENTER can be easily integrated with third party applications. SERVICECENTER's integration features allow the IT manager to monitor events on assets ranging from servers and PCs to bank ATMs and cash registers. These integration features also provide the manager with greater access to information and data across the enterprise, thus facilitating expedited problem identification and resolution.

    BROAD PLATFORM SUPPORT. The Company believes that SERVICECENTER is unique in its breadth of platform support. In addition to managing Windows NT and UNIX environments, the Company's SERVICECENTER supports management of the MVS host environment, preserving an organization's investment in its IT infrastructure. SERVICECENTER also supports management of multiple PC LAN/WAN environments, databases and network protocols and interfaces. These extensive support levels significantly enhance the integration and functionality of the IT system and enhance the productivity of the network user who has access to the Enterprise Service Desk.

    PROACTIVE SUPPORT. SERVICECENTER monitors and controls IT operations to anticipate problems before they occur. The proactive orientation of SERVICECENTER is enhanced by the Company's sophisticated intelligent agent technology that automatically collects information from across the system. This information is made available to the IT manager on a continuous basis to identify and anticipate system trends and potential problems. With the Company's SERVICECENTER, the manager is able to resolve problems before they occur, thus keeping the system functioning efficiently and without interruption.

STRATEGY

    The Company's objective is to be the leading supplier of Enterprise Service Desk solutions worldwide. To achieve this objective, the Company is pursuing the following strategies:

    MAINTAIN FUNCTIONAL AND TECHNICAL LEADERSHIP POSITION. The Company believes that SERVICECENTER is the first software solution that meets the extensive integration and functionality requirements of today's enterprise. The Company believes that the performance features of SERVICECENTER are superior to those of traditional help desk solutions, both in terms of breadth of functionality as well as integration across applications and network platforms. The Company intends to maintain a leadership position by continuing to develop applications that integrate with the core suite of applications comprising SERVICECENTER and by increasing the use of intelligent agent technology to enhance the proactive benefits of the Company's products.

    BROADEN TARGET MARKET TO GLOBAL 2000. Historically, the Company has targeted the Fortune 500. As more complex IT systems have proliferated both in the United States and internationally, the Company has expanded its sales and marketing focus to include smaller organizations worldwide. The Company believes that the companies within the Global 2000 represent a significant market opportunity as the continuing evolution and complexity of open systems drive the need for Enterprise Service Desk solutions.

    EXPAND INTERNATIONAL SALES. The Company believes that international markets present a substantial growth opportunity. The Company believes it is well positioned to exploit this opportunity due to its already established market presence outside of the United States, its commitment to multiple computing platforms, including MVS, which is still growing in Europe, and its double-byte character support, an early product differentiation for the Company in the Pacific Rim. The Company has assembled an experienced senior management team to lead its international expansion efforts. The Company has international sales and support offices in London, Paris, Frankfurt and Amsterdam and an extensive network of channel and distribution partners in Europe, Latin America and the Pacific Rim.

    LEVERAGE PRODUCT AUTHORSHIP MODEL. A key factor in the Company's product development activities is its product authorship incentive program. This program rewards the Company's developers individually with commissions based on the market success of the software applications designed, written, marketed and supported by them. As a result of this program, the Company is able to hire and retain highly skilled developers who assume personal responsibility for the design and delivery of their products. The Company believes that the proximity of its product authors to the customer is critical, and its product authorship program is designed to encourage developers to evaluate the effectiveness of a product in the actual user environment.

    LEVERAGE SALES MODEL. The Company will continue to employ a direct sales model which minimizes the number of remote sales offices and focuses on effective use of the telephone and network communications for product demonstrations and product sales. The Company's experience in the use of this model has enabled it to improve margins through reduced selling costs and greater market coverage.

    BUILD CUSTOMER PARTNERSHIPS. The Company has established several programs which promote an active exchange of information between the Company and its customers. These programs include monthly executive briefings in which customers and prospects are invited to meet with the senior management of the Company, frequent focus group meetings with customers to evaluate product positioning, and regional user group meetings to provide a forum for the exchange of market and product information. The Company believes that these programs are critical to the continued success of the Company's products.

    EXPAND CHANNELS AND THIRD PARTY RELATIONSHIPS. The Company believes it can significantly leverage its sales and marketing resources in the Enterprise Service Desk market by pursuing channel relationships with major distributors, systems integrators and OEMs. The Company has already established a number of channel relationships, both domestically and internationally, and will continue to concentrate on the expansion of its indirect channels. In addition, the Company continually evaluates complementary products of other vendors and will seek to license or acquire products that enhance the Company's Enterprise Service Desk software.

CUSTOMERS

    As of December 31, 1996, the Company had licensed SERVICECENTER to over 200 customers worldwide. The following is a representative list of the Company's customers that have purchased at least $100,000 in licensed software and first year maintenance over the period from April 1, 1995 to the present. No customer accounted for more than 10% of the Company's total revenues in fiscal 1996 or for the nine months ended December 31, 1996.

Alamo Rent-A-Car                   GE Capital
Ameritech                          J Sainsbury
Bankers Trust                      Mellon Bank
Bell Atlantic                      Merisel
Canadian Pacific Rail              Mitsubishi Electric
Crestar Bank                       Northrop Grumman
debis Systemhaus                   Packard Bell NEC
Deere & Company                    Philip Morris International
Deutsche Lufthansa                 Procter & Gamble
Dow Corning Corporation            Safeway Stores
Dresdner Bank                      Shell Oil Company
EDS International                  Texas Instruments
Edward Jones and Company           The Depository Trust Company
Fidelity Investments               United HealthCare

PRODUCTS

    Peregrine's principal product is SERVICECENTER, an Enterprise Service Desk software solution that integrates six critical management applications, or modules, on a common platform. SERVICECENTER's multi-tier client/server architecture provides a scalable solution for diverse support environments. SERVICECENTER supports most major computing platforms, including UNIX, Microsoft Windows 3.1, Windows 95, Windows NT, MVS and Apple Macintosh. While SERVICECENTER can be implemented readily without modification, SERVICECENTER users can customize the applications, screen formats, databases or reports using the Company's Rapid Application Development ("RAD") environment, a full-featured fourth generation application language. List prices for SERVICECENTER range from $25,000 to $220,000 per server and from $3,550 to $7,100 per end-user.

  SERVICECENTER APPLICATIONS

    PROBLEM MANAGEMENT. The problem management application automates the process of reporting and tracking specific problems or classes of problems associated with an enterprise network computing environment. Help desk personnel open problem tickets using templates specific to the class of problem reported.

    KNOWLEDGE-BASED RESOLUTION. The problem management application works together with the Company's IR EXPERT, a text search expert system that employs neural network technology to allow network operators to retrieve relevant information quickly and accurately. This application assists in problem solving, based on prior solutions. The IR EXPERT reduces a user's question, or query, to a number of "terms," effectively refining the query to fit knowledge in the database and can then search resolution databases using related terms. This application is self-learning, so the customer does not have to perform any work to keep the knowledge base up to date.

    CHANGE MANAGEMENT. The change management application provides a functional framework for proposing, accepting, scheduling, approving, reviewing and coordinating network changes. Change management permits end-users to enter proposed changes to the production environment and then circulate those changes electronically for review and action. Change requests can be tracked and details can be added at any time to the initial specifications.

    INVENTORY/CONFIGURATION MANAGEMENT. The inventory/configuration management application provides the service desk with a central repository of information about an organization's IT environment, including inventories of networked devices and applications as well as information concerning end-users. Easy access to inventory information permits the service desk to respond to end-user problems more effectively, to plan changes and services, and to create accurate reports about the network's status and environmental trends.

    ORDER AND CATALOG MANAGEMENT. The order and catalog management application automates and tracks an organization's equipment and services ordering process from initial request through installation and follow-up. Using SERVICECENTER, an end-user identifies and orders products or services from a catalog of items. SERVICECENTER then consolidates requests, forwards orders through an organization's standard approval and order processing procedures, and consolidates orders by vendor. End-users can track the status of requests through SERVICECENTER at all times.

    FINANCIAL MANAGEMENT. The financial management application monitors all financial and cost information relating to hardware and software in the network inventory, including component status (e.g., installed, disconnected, on order, in repair), purchase order/lease numbers, physical location, device type, fixed asset number and purchase accrual data.

  OTHER NETWORK MANAGEMENT PRODUCTS

    The Company's network management solutions provide critical network information on a real-time basis, enabling organizations to evaluate the status of their network computing environment and to respond proactively. OPENSNA permits users to manage IBM SNA networks graphically from a SNMP-based management console, to determine network status, and to issue commands instantly. STATIONVIEW and SERVERVIEW manage Novell NetWare, Microsoft Windows NT, and Compaq Insight Manager-based servers and workstations from SNMP-based management platforms. STATIONVIEW and SERVERVIEW provide network administrators with a centralized solution for server and PC management.

PRODUCT DEVELOPMENT; PRODUCT AUTHORSHIP MODEL

    The Company believes that attracting and retaining talented software developers is an important component of the Company's product development activities. To this end, the Company has instituted a product authorship incentive program that rewards the Company's developers individually with commissions based on the market success of the applications designed, written, marketed and supported by them. The Company believes that the proximity of its product authors to the customer is critical, and its product authorship program is designed to encourage the Company's developers to evaluate the effectiveness of a product in the actual user environment. As a result of this program, the Company is able to hire and retain highly skilled developers who assume personal responsibility for the design and delivery of their products.

    The Company believes that the ability to deliver new and enhanced products to customers is a key success factor. The Company has historically developed its products through a consultative process with existing and potential customers. The Company expects that continued dialogue with such existing and potential customers may result in enhancements to existing products and the development of new products, including product suites designed for a specific market segment. The Company has in the past devoted and expects in the future to continue to devote a significant amount of resources to developing new and enhanced products. The Company currently has a number of product development initiatives underway. There can be no assurance that any enhanced products, new products or product suites will be embraced by existing or new customers. The failure of these products to achieve market acceptance would have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's research and development expenditures in fiscal 1996 and for the nine months ended December 31, 1996 were $7.7 million and $4.4 million, respectively, representing 33% and 18% of total revenues in the respective periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The market for the Company's products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advances. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend in part on its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. The Company's product development efforts are expected to continue to require substantial investments by the Company. There can be no assurance that the Company will have sufficient resources to make the necessary investments. The Company has in the past experienced development delays, and there can be no assurance that the Company will not experience such delays in the future. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction, or marketing of new or enhanced products. In addition, there can be no assurance that such products will achieve market acceptance, or that the Company's current or future products will conform to industry requirements. The inability of the Company, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner, could have a material adverse effect on the Company's business, results of operations and financial condition.

TECHNOLOGY

    The Company's products take advantage of a number of standard, commercially available technologies for relational database storage and retrieval and client/server communications. The Company's products are designed to provide comprehensive support for a wide range of implementations of the Enterprise Service Desk within medium-sized organizations to very large enterprises. In addition, the Company has developed a number of technologies that provide a comprehensive environment to build, deploy and customize a wide range of applications.

    THREE-TIERED ARCHITECTURE. The Company's database, business rules and presentation technologies create a three-tiered client/server architecture for maximum scalability and flexibility. The tiers are logically separated, allowing changes to the database design or the graphical interface to be made without requiring changes to the business rules or other related tiers. For example, the same application may interact with a user over the World Wide Web, an IBM 3270 terminal, an ASCII terminal or a fat GUI client without change to the application. Similarly, the customer may switch from one third party database to another without making any changes to the applications.

    EASY CUSTOMIZATION/EXTENSION. In order to make the software fit the customers' needs, the product provides a number of easy-to-use tools that enable customers to customize and extend SERVICECENTER. The design of the database, the contents and appearance of the user interface, and the business rules can be modified using the Company's standard tools provided with the system.

    RAPID APPLICATION DEVELOPMENT ENVIRONMENT. The Company has created a "fill-in-the-blanks" development environment that is easy to use for building and deploying applications. All SERVICECENTER applications are implemented using the Company's RAD environment. If a customer requires more extensive modification, the system can be customized by changing the applications provided by the Company or implementing completely new applications using the RAD environment.

    DISTRIBUTED SERVICES. The Company has announced for delivery in 1997 a distributed technology that provides both replication services and the capability to move work from one SERVICECENTER system to another. These services are database vendor independent and contain knowledge of the application schema ensuring that all relevant data are transmitted between servers. For example, the transfer of a problem ticket from one server to another requires moving not only the problem description, but also information about the person affected by the problem and the inventory items, such as the type of software being used or the name of the server to which the user is connected. Distributed services ensure that all data are transmitted as a discrete unit.

    ADAPTORS. The Company provides a large number of adaptors to industry standard APIs, such as SMTP e-mail, and leading vendors products. These adaptors expand the reach of the Company's products by allowing them to interact with other products currently in the customer's environment. The Company has created a number of adaptors that permit the system to communicate using e-mail, beeper, fax and Lotus Notes. The adaptors also provide communication with third party network management tools such as Hewlett Packard's OpenView, Tivoli's TME, Cabletron Spectrum, Sun's SunNet Manager and others. In addition, the Company has created an open API permitting software developed by third parties, end-users or the Company's Professional Services group to be easily integrated into the system.

    INTELLIGENT AGENTS. The Company provides a number of intelligent agents that gather and feed information to SERVICECENTER. The agents provide effective automated inventory gathering and problem determination data that are beneficial in problem resolution and proactive management of an IT environment. The agents have the capability to open, update and close trouble tickets based on criteria provided by the customers.

SALES AND MARKETING

    The Company sells its software and services in both North America and internationally primarily through a direct sales force. The North American sales force is located in San Diego and Houston. The international sales force is located in London, Paris, Frankfurt and Amsterdam. The Company utilizes a sales model which minimizes the number of remote sales offices and focuses on effective use of the telephone and network communications for product demonstrations and product sales. When necessary, however, the Company's sales force will also travel to customer locations and pursue a consultative sales process. In addition to its direct sales strategy, the Company is pursuing indirect distribution channels. In the Pacific Rim and Latin America, the Company has established a network of channel partners. In North America, the Company has established a network of regional, national and strategic integrators. When sold through direct channels, the sales cycle for the product is typically six to nine months depending on a number of factors, including the size of the transaction and the level of competition which the Company encounters in its selling activities. This sales cycle is typically extended 90 days for product sales through indirect channels.

    The Company has significantly increased the size of its sales force over the last year and expects to continue hiring sales personnel, both domestically and internationally, over the next twelve months. The Company also expects to increase the number of its regional, national, and strategic integrators, domestically and internationally. Any failure by the Company to expand its direct sales force or other distribution channels could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company believes there is a significant growth opportunity in the international marketplace, due in part to the Company's already established international presence and its commitment to multiple platforms including the MVS platform, which is still growing in Europe, and to double-byte character support that differentiates the Company's products in the Pacific Rim. In addition, the international marketplace is still in the early stages of growth and Enterprise Service Desk product offerings in this area are fragmented. To take advantage of the international market opportunity, the Company has assembled an experienced senior management team to manage the Company's expansion into Europe, the Pacific Rim and Latin America. The Company intends to concentrate its international expansion efforts on the rapid implementation of an extensive network of distributors as well as growth of its direct sales force.

    To support its growing sales organization, the Company in the last year has devoted significant resources in restructuring and building a highly qualified marketing organization. In the course of this restructuring, the marketing organization has launched a new corporate marketing strategy, helped redefine the Company's position within the marketplace, and internally emphasized the Company's objective to be the leading Enterprise Service Desk solution worldwide. As part of its marketing strategy, the Company has implemented a number of enhanced marketing programs such as seminars, monthly executive briefings, industry trade shows, advertising and extensive public relations. The Company recently completed a series of product seminars in 30 cities in the United States and abroad, which generated a significant amount of sales leads. The Company plans to continue to expand its marketing organization to broaden the Company's market presence.

PROFESSIONAL SERVICES AND CUSTOMER SUPPORT

    The Company's Professional Services group provides technical consulting and training to assist customers in successfully implementing SERVICECENTER.

    The Company provides a broad range of consulting services. Basic consulting services include analyzing user requirements and providing the customer with a starter system that will quickly demonstrate significant benefits of SERVICECENTER. More advanced consulting services include providing turn-key implementations using the Company's Advanced Implementation Methodology, which begins with a structured analysis to map the customer's business rules onto the Company's service desk tools, continues with the technical design and construction, and finishes with system roll out. Implementation assistance frequently involves process reengineering and the development of interfaces between the Company's products and legacy systems and other tools or systems.

    The Company offers four different hands-on training courses in the implementation and administration of its products. On a periodic basis, the Company offers product training at its facilities in San Diego and London for customers and channel partners. On-site training is available for a fee.

    The Company maintains a staff of customer service personnel, who provide technical support and training, and periodic software updates to the Company's customers and partners. The Company offers technical support services 24 hours a day, seven days a week through its local offices in Europe and San Diego via toll free lines. In addition to telephone support, the Company provides support via fax, e-mail and a Web server.

COMPETITION

    The market for the Company's products is highly competitive, fragmented and subject to rapid technological change and frequent new product introductions and enhancements. Competitors vary in size and in the scope and breadth of the products and services offered. The Company encounters competition from a number of sources, including (i) providers of internal help desk software applications such as Remedy Corporation and Software Artistry, Inc., (ii) customer interaction software companies such as Clarify Inc. and The Vantive Corporation, whose products include internal help desk applications, and (iii) large information technology and systems management companies such as IBM and Computer Associates International, Inc. Because barriers to entry in the software market are relatively low, the Company anticipates additional competition from other established and emerging companies as the market for Enterprise Service Desk applications expands. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties, or large software companies could acquire or establish alliances with smaller competitors of the Company. The Company expects software industry consolidation to occur in the future, and it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Some of the Company's current and many of its potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition.

    The Company believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with third party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical, and other resources than the Company.

INTELLECTUAL PROPERTY

    The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of its current or future products or to obtain and use information that the Company regards as proprietary. In particular, the Company may provide its licensees with access to its data model and other proprietary information underlying its licensed applications. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology. Policing unauthorized use of the Company's software is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company is not aware that any of its software product offerings infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, operating results and financial condition.

FACILITIES


    The Company's principal administrative, sales, marketing, support, research and development and training functions are located at its headquarters facility in San Diego, California. The Company currently occupies 95,110 square feet of space in the San Diego facility, and the lease extends through August 2003. Management believes that its current facilities are adequate to meet its needs through the next twelve months. An additional 13,310 square feet of leased space at the San Diego headquarters is subleased to JMI Services, Inc., an affiliate of the Company. See "Certain Transactions."

    The Company also leases office space for research and development in Cary, North Carolina and Colorado Springs, Colorado and for sales activities in Houston, Texas. In Europe, the Company leases space in London, Paris, Frankfurt and Amsterdam for European sales, customer support, professional services and administration.

EMPLOYEES

    As of December 31, 1996, the Company employed 163 persons, including 65 in sales and marketing, 27 in research and development, 14 in customer support, 25 in professional services, and 32 in finance and administration. Of the Company's employees, 34 are located in Europe and the remainder are located in North America. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract, and retain such personnel in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the Company's executive officers and directors as of the date of this Prospectus.

               NAME                     AGE                                   POSITION
-----------------------------------  ---------  ---------------------------------------------------------------------
Alan H. Hunt.......................         55  President, Chief Executive Officer and Director
David A. Farley....................         41  Vice President, Finance, Chief Financial Officer and Director
David G. Fisher....................         39  Vice President, Marketing
Douglas F. Garn....................         38  Vice President, North American Sales
William G. Holsten.................         60  Vice President, Professional Services
Richard T. Nelson..................         37  Vice President, Secretary and General Counsel
Douglas S. Powanda.................         40  Vice President, International Sales
Charles H. Rudolph.................         44  Vice President, Research and Development
John J. Moores (1).................         52  Chairman of the Board of Directors
Christopher A. Cole................         42  Director
Richard A. Hosley II (1)...........         52  Director
Charles E. Noell III (1)(2)........         45  Director
Norris van den Berg (2)............         58  Director

------------------------
(1)  Member of Compensation Committee.
(2)  Member of Audit Committee.

    ALAN H. HUNT has served as the Company's President and Chief Executive Officer and as a member of the Board of Directors since October 1995. From July 1994 until November 1995, Mr. Hunt was President and Chief Executive Officer and a director of XVT Software Inc., a development tools software company ("XVT"). From March 1991 until May 1994, Mr. Hunt was Senior Vice President of Sales and Marketing (North America) for BMC Software, Inc., a vendor of software system utilities for IBM mainframe computing environments ("BMC"). Mr. Hunt holds a B.S. in Business Administration and Industrial Management from San Jose State College.

    DAVID A. FARLEY has served as the Company's Vice President, Finance, and Chief Financial Officer and as a member of the Board of Directors since October 1995. Mr. Farley served as Secretary of the Company from October 1995 until February 1997. From November 1994 to November 1995, Mr. Farley was Vice President, Finance, and Chief Financial Officer and a director of XVT. From December 1984 until October 1994, Mr. Farley held various accounting and financial positions at BMC, most recently as Chief Financial Officer and as a director. Mr. Farley holds a B.S. in Accounting from the University of Alabama.

    DAVID G. FISHER has served as the Company's Vice President, Marketing since April 1996. From March 1993 to April 1996, Mr. Fisher was Vice President of Sales and Marketing for Restrac, Inc., a developer and vendor of recruitment and staffing software applications. From February 1991 to March 1993, Mr. Fisher was Vice President of Worldwide Marketing for Continuum, Inc., a developer and vendor of insurance and banking software applications. Mr. Fisher holds a B.S. in Business Administration and a B.A. in Political Science from the University of California at Berkeley.

    DOUGLAS F. GARN has served as the Company's Vice President, North American Sales since April 1996. From July 1995 until April 1996, Mr. Garn was Vice President of Sales with Syntax, Inc., a networking software company. From November 1993 until July 1995, Mr. Garn was Regional Sales Manager with BMC. From May 1992 until November 1993, Mr. Garn was Vice President and General Manager of Sales with NYNEX Mobile Communications, a wireless communications company. Mr. Garn holds a B.S. in Marketing from the University of Southern California.

    WILLIAM G. HOLSTEN has served as the Company's Vice President, Professional Services since November 1995. From July 1994 until November 1995, Mr. Holsten was Director of Professional Services for XVT. From August 1992 until June 1994, he was a consultant with Engineering Software Solutions, a consulting firm co-owned by Mr. Holsten and a partner, which provided consulting services to XVT from May 1993 to June 1994. From October 1984 to July 1992, Mr. Holsten held a variety of positions with Precision Visuals, Inc., a graphics software company, most recently as Director of Professional Services. Mr. Holsten holds a B.A. in Mathematics from the University of California at Santa Barbara.

    RICHARD T. NELSON has served as the Company's General Counsel since November 1995, as Vice President since October 1996 and as Secretary since February 1997. From August 1991 until November 1995, Mr. Nelson was an associate in the Houston, Texas office of Jackson & Walker LLP, a law firm. Mr. Nelson holds a B.S. in Accounting from Bentley College and a J.D. from the University of Iowa College of Law.

    DOUGLAS S. POWANDA has served as the Company's Vice President, International Sales since September 1995. From June 1994 until September 1995, he served as the Company's Vice President, North American Sales. He was the Company's Director of Sales for Europe from September 1993 until June 1994, Regional Sales Manager from December 1992 to August 1993, and Senior Accounts Manager from February 1992 until December 1992. Mr. Powanda holds a B.S. in Business Management from Trenton State University and an M.B.A. from Pepperdine University.

    CHARLES H. RUDOLPH has served as the Company's Vice President, Research and Development since December 1994. From June 1994 until December 1994, Mr. Rudolph served as the Company's Director of Marketing. From April 1993 until June 1994, he served as a director of Step-by-Step, Inc., a computer consulting and training firm. From March 1990 until April 1993, Mr. Rudolph served as President of Pacific Data Products, Inc., a manufacturer of printer enhancement products. Mr. Rudolph holds a B.S. in Information Systems from King's College.

    JOHN J. MOORES has served as Chairman of the Company's Board of Directors since March 1990 and as a Board member since March 1989. In 1980, Mr. Moores founded BMC and served as its President and Chief Executive Officer from 1980 to 1986 and as Chairman of its Board of Directors from 1980 to 1992. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P. and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. Mr. Moores also serves as a director of Homegate Hospitality, Inc. Mr. Moores holds a B.S. in economics and a J.D. from the University of Houston.

    CHRISTOPHER A. COLE has served as a member of the Company's Board of Directors since founding the Company in 1981. He also served as its President and Chief Executive Officer from 1986 until 1989. Since 1992, Mr. Cole has served as President and Chief Executive Officer of Questrel, Inc., a software development company. Mr. Cole holds an A.B. and an A.M. in Physics from Harvard University.

    RICHARD A. HOSLEY II has served as a member of the Company's Board of Directors since January 1992. Prior to retiring from full-time employment, Mr. Hosley served as President and Chief Executive Officer of BMC. Mr. Hosley also serves as a director of Logic Works, Inc. and as a director and member of the compensation committee of Axent Technologies, Inc. Mr. Hosley holds a B.A. in Economics from Texas A&M University.

    CHARLES E. NOELL III has served as a member of the Company's Board of Directors since January 1992. Since January 1992, Mr. Noell has served as President and Chief Executive Officer of JMI Services, Inc., a private investment company, and as a General Partner of JMI Equity Fund, L.P., a venture capital investment firm ("JMI Equity Fund"). Mr. Noell also serves as a director of Expert Software, Inc. and Transaction Systems Architects, Inc. and as a director and member of the compensation committee of Homegate Hospitality, Inc. Mr. Noell holds a B.A. in History from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard University.

    NORRIS VAN DEN BERG has served as a member of the Company's Board of Directors since January 1992. Mr. van den Berg has served as a General Partner of JMI Equity Fund since July 1991 and also serves as a member of the Board of Directors of Prism Solutions, Inc. Mr. van den Berg holds a B.A. in Philosophy and Mathematics from the University of Maryland.

DIRECTOR COMPENSATION

    The Company reimburses each member of the Company's Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. No member of the Company's Board of Directors currently receives any additional cash compensation. The Company has granted each of directors Christopher A. Cole, Richard A. Hosley II, Charles E. Noell III and Norris van den Berg options to acquire 45,000 shares of Common Stock at an exercise price of $1.34 under the Company's 1991 Nonqualified Stock Option Plan. All such options vested in annual installments over four years, are now fully exercisable, and expire if not exercised prior to May 2002. See "Principal and Selling Stockholders." In addition, in December 1990, the Company granted Christopher A. Cole an option to acquire 225,000 shares of Common Stock at an exercise price of $0.51 per share under the Nonqualified Stock Option Plan. Following Mr. Cole's resignation as an executive officer of the Company and in consideration of his continuing service as a member of the Company's Board of Directors, the Company extended the exercisability of such option with respect to 56,250 vested shares for so long as Mr. Cole remains a member of the Board of Directors but no later than December 2000. See "Certain Transactions."

    The Company's 1997 Director Option Plan (the "Director Plan") provides that options will be granted to non-employee directors, other than non-employee directors who hold or are affiliated with a holder of three percent of the Company's outstanding Common Stock, pursuant to an automatic nondiscretionary grant mechanism. Each new non-employee director is automatically granted an option to purchase 25,000 shares of Common Stock at the time he or she is first elected to the Board of Directors. Each non-employee director will subsequently be granted an option to purchase 5,000 shares of Common Stock at each annual meeting of stockholders beginning with the 1998 Annual Meeting of Stockholders. Each such option will be granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Director Plan will become exercisable over four years, with 25% of the shares vesting after one year and the remaining shares vesting in quarterly installments thereafter. See "Stock Plans--1997 Director Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of directors Richard A. Hosley II, John J. Moores and Charles E. Noell III. Alan H. Hunt, President, Chief Executive Officer and director of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that he is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

EXECUTIVE COMPENSATION


    The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal years ended March 31, 1997 and 1996 by (i) the Company's President and Chief Executive Officer and (ii) the Company's next four most highly compensated executive officers whose salary and bonus for fiscal 1997 exceeded $100,000 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                                     LONG-TERM COMPENSATION AWARDS
                                                                     -----------------------------
                                         ANNUAL COMPENSATION (1)                       SECURITIES
NAME AND PRINCIPAL           FISCAL    ----------------------------    RESTRICTED      UNDERLYING      ALL OTHER
POSITION                      YEAR       SALARY          BONUS        STOCK AWARDS    OPTIONS (#)    COMPENSATION
--------------------------  ---------  -----------  ---------------  ---------------  ------------  ---------------
Alan H. Hunt (2)..........       1997  $   225,000  $   225,160(6)            --               --   $     4,862(11)
  President and Chief            1996      192,500      130,557(6)   $   936,000(10)      400,000        16,968(11)
  Executive Officer
David A. Farley (3).......       1997      150,000      126,240(7)            --               --         2,712(12)
  Vice President, Finance,       1996      120,000       73,146(7)       468,000(10)      200,000       100,321(12)
  and Chief Financial
  Officer
Douglas F. Garn (4).......       1997      150,000      197,324(8)            --          200,000        18,788(13)
  Vice President, North          1996           --           --               --               --            --
  American Sales
William G. Holsten (5)....       1997       90,000      120,000               --           50,000         4,481(14)
  Vice President,                1996       90,000      201,574               --          100,000        35,387(14)
  Professional Services
Douglas S. Powanda........       1997      150,000      104,300(9)            --           50,000         2,885(15)
  Vice President,                1996      106,000      179,127(9)            --               --         7,704(15)
  International Sales


------------------------

 (1) Other than the salary and bonus described herein, the Company did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during either fiscal 1997 or fiscal 1996.



 (2) Mr. Hunt became and Chief Executive Officer of the Company in October 1995. Mr. Hunt's salary and bonus for fiscal 1996 include amounts paid to him as President and Chief Executive Officer of XVT. The Company acquired XVT in October 1995. See "Certain Transactions."



 (3) Mr. Farley became Vice President, Finance, and Chief Financial Officer of the Company in October 1995. Mr. Farley's salary and bonus for fiscal 1996 include amounts paid to him as Vice President, Finance, and Chief Financial Officer of XVT.



 (4) Mr. Garn became the Company's Vice President, North American Sales, in April 1996.



 (5) Mr. Holsten became Vice President, Professional Services of the Company in November 1995. Mr. Holsten's salary and bonus for fiscal 1996 include amounts paid to him as Director, Professional Services, of XVT.



 (6) Bonus compensation for fiscal 1997 includes $136,500 earned in fiscal 1997 to be paid in fiscal 1998. Bonus compensation for fiscal 1996 includes $65,000 earned in fiscal 1996 but paid in fiscal 1997.

 (7) Bonus compensation for fiscal 1997 includes $126,240 earned in fiscal 1997 to be paid in fiscal 1998. Bonus compensation for fiscal 1996 includes $35,000 earned in fiscal 1996 to be paid in fiscal 1998.



 (8) Bonus compensation for fiscal 1997 consists of (i) $68,426 of bonus compensation and $75,898 of commission income earned and paid in fiscal 1997 and (ii) $33,000 of bonus compensation and $20,000 of commission income earned in fiscal 1997 to be paid in fiscal 1998.



 (9) Bonus compensation for fiscal 1997 consists of (i) $32,531 of bonus compensation and $26,769 of commission income earned and paid in fiscal 1997 and (ii) $34,000 of bonus compensation and $11,000 of commission income earned in fiscal 1997 to be paid in fiscal 1998. Bonus compensation for fiscal 1996 consists of (i) $131,492 of bonus compensation and $4,725 of commission income earned and paid in fiscal 1996 and (ii) $37,351 of bonus compensation and $5,559 of commission income earned in fiscal 1996 but paid in fiscal 1997.



(10) In November 1995, the Company issued Mr. Hunt an aggregate of 400,000 and Mr. Farley an aggregate of 200,000 shares of Common Stock pursuant to restricted stock agreements in connection with their initial employment. The estimated fair value of such shares at the time of issuance was $2.34 per share. Such shares vest incrementally over ten years subject to earlier vesting over six years contingent upon the Company's achieving certain financial milestones. As of March 31, 1997, based upon an assumed initial public offering price of $11.00 per share, the aggregate fair market values of the shares held by Mr. Hunt was $4,400,000, and the aggregate fair market value of the shares held by Mr. Farley was $2,200,000. See "Employment Agreements and Change in Control Arrangements" and "Certain Transactions."



(11) Represents $1,084 and $238 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $3,778 and $844 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $15,886 in relocation expenses paid by the Company in fiscal 1996.



(12) Represents $337 and $84 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $2,375 and $1,875 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $98,362 in relocation expenses paid by the Company in fiscal 1996.



(13) Represents $218 in group life insurance excess premiums, $4,604 in matching contributions under the Company's 401(k) plan and $13,966 in relocation expenses paid by the Company in fiscal 1997.



(14) Represents $2,106 and $509 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $2,375 and $594 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $34,284 in relocation expenses paid by the Company in fiscal 1996.



(15) Represents $337 and $248 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $2,548 and $2,340 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $5,116 in relocation expenses paid by the Company in fiscal 1996.

                       OPTION GRANTS IN FISCAL YEAR 1997



    The following table sets forth certain information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended March 31, 1997. All such options were awarded under the Company's 1994 Stock Option Plan.



                                                       INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                    -------------------------------------------------------      VALUE AT ASSUMED
                                     NUMBER OF     PERCENT OF                                 ANNUAL RATES OF STOCK
                                    SECURITIES    TOTAL OPTIONS                                 PRICE APPRECIATION
                                    UNDERLYING     GRANTED TO       EXERCISE                   FOR OPTIONS TERM (1)
                                      OPTIONS     EMPLOYEES IN      PRICE PER    EXPIRATION  ------------------------
NAME                                  GRANTED    FISCAL 1996 (2)  SHARE (3)(4)    DATE (5)       5%           10%
----------------------------------  -----------  ---------------  -------------  ----------  -----------  -----------
Alan H. Hunt......................          --             --              --            --           --           --
David A. Farley...................          --             --              --            --           --           --
Douglas F. Garn...................     200,000           21.5%      $    2.34       4/01/06  $   294,323  $   745,871
William G. Holsten................      50,000            5.4%           2.34      12/16/06       73,581      186,468
Douglas S. Powanda................      50,000            5.4%           2.34      12/16/06       73,581      186,468


------------------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.


(2) Based on options to acquire 928,784 shares granted under the Company's 1994 Stock Option Plan during fiscal 1997. All options granted to the Named Executive Officers during fiscal 1997 are governed by the Company's 1994 Stock Option Plan.



(3) Options were granted at an exercise price equal to not less than the fair market value of the Company's Common Stock on the date of grant as determined in good faith by the Board of Directors.


(4) Exercise price may be paid in cash, check, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.


(5) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the Company's 1994 Stock Option Plan become vested on the first anniversary of the date of grant, and the remaining shares vest over three years at the rate of 6.25% of the shares subject to option at the end of each three-month period thereafter.


                           AGGREGATE OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


    No Named Executive Officer exercised any stock option during fiscal year 1997. The following table sets forth certain information regarding stock options held as of March 31, 1997 by the Named Executive Officers.



                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                          OPTIONS AT MARCH 31, 1997         MARCH 31, 1997 *
                                                          --------------------------  ----------------------------
NAME                                                      EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------  -----------  -------------  -------------  -------------
CURRENT EXECUTIVE OFFICERS
Alan H. Hunt............................................     125,000         275,000  $   1,082,500  $   2,381,500
David A. Farley.........................................      62,500         137,500        541,250      1,190,750
Douglas F. Garn.........................................          --         200,000             --      1,732,000
William G. Holsten......................................      32,194         118,750        277,006        895,150
Douglas S. Powanda......................................      97,500         102,500        866,850      1,028,375


--------------------------

* Based upon an initial public offering price of $11.00 per share minus the exercise price.

STOCK PLANS

    1994 STOCK OPTION PLAN. The Company's 1994 Stock Option Plan, as amended (the "1994 Plan"), provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant to employees and consultants of nonstatutory stock options. The 1994 Plan was adopted by the Board of Directors in January 1994 and approved by the Company's stockholders in April 1994. The 1994 Plan replaces the Company's Nonqualified Stock Option Plan and the 1991 Nonqualified Stock Option Plan (the "Prior Plans"). Options previously issued under the Prior Plans shall be exercisable according to their terms. Unless terminated sooner, the 1994 Plan will terminate automatically in January 2004. A total of 2,548,000 shares of Common Stock was reserved for issuance under the 1994 Plan at December 31, 1996. After December 31, 1996, in connection with this offering, the Board of Directors and stockholders of the Company approved a 600,000 share increase in the number of shares reserved under the 1994 Plan.

    The 1994 Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"), which Committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the 1994 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1994 Plan.

    Options granted under the 1994 Plan are not generally transferable by the optionee, and each option is generally exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1994 Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of the Company, within six months after such optionee's termination by disability, or within 12 months after such optionee's termination by death, but in no event later than the expiration of ten-years from the date of grant of such option. The administrator of the 1994 Plan has the discretion to extend the exercisability of options following a termination of the optionee's employment but in no event for more than ten years after the date of grant of such option. The exercise price of all incentive stock options granted under the 1994 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1994 Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than ten percent of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1994 Plan may not exceed ten years.

    The 1994 Plan provides that in the event of a merger or consolidation of the Company with or into another corporation, a sale of substantially all of the Company's assets or certain other changes in control of the Company, the optionee shall have the right to exercise all of the optioned stock, including shares as to which it would not otherwise be exercisable.

    As of December 31, 1996, 100,000 shares of Common Stock had been issued upon exercise of options outstanding under the Prior Plans and 52,500 shares of Common Stock had been issued upon exercise of options outstanding under the 1994 Plan. Options to purchase 1,463,750 shares of Common Stock at a weighted average exercise price of $1.06 were outstanding under the Prior Plans, and options to purchase 2,351,100 shares of Common Stock at a weighted average exercise price of $2.34 were outstanding under the 1994 Plan. In addition, options to acquire 15,558 shares of the Company's Common Stock assumed by the

Company in connection with the acquisition of XVT were outstanding with a weighted average exercise price of $4.24.

    1997 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors and approved by the Company's stockholders in February 1997 but will not become effective until May 1, 1997. A total of 250,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan. The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, has four three-month offering periods each year beginning on the first trading day on or after May 1, August 1, November 1 and February 1. The first such offering period will commence on the first trading day on or after May 1, 1997 and will end on the last trading day on or before July 31, 1997. The 1997 Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary; provided, however, that officers of the Company are not eligible to participate in the 1997 Purchase Plan. The 1997 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of an employee's compensation, including commissions, but excluding overtime, bonuses and other incentive compensation. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. Shares purchased under the 1997 Purchase Plan may not be sold or otherwise transferred by a participant for a period of 12 months after the date of their purchase. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

    Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors shall shorten the offering period then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). In addition, the twelve-month restriction on transfers applicable to shares purchased under the 1997 Purchase Plan shall lapse in such event. The 1997 Purchase Plan will terminate in February 2007. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1997 Purchase Plan.

    1997 DIRECTOR OPTION PLAN. Outside directors are entitled to participate in the 1997 Director Option Plan (the "Director Plan"); provided, however, that no outside director who is directly or indirectly the holder of more than three percent of the Company's outstanding Common Stock may be granted an option under the Director Plan. The Director Plan was adopted by the Board of Directors and approved by the stockholders in February 1997, but it will not become effective until the date of this offering. The Director Plan has a term of ten years, unless terminated sooner by the Board. A total of 150,000 shares of Common Stock have been reserved for issuance under the Director Plan.

    The Director Plan provides for the automatic grant of 25,000 shares of Common Stock (the "First Option") to each eligible outside director on the date such person first becomes an outside director. After the First Option is granted to the eligible outside director, he or she shall automatically be granted an option to purchase 5,000 shares (a "Subsequent Option") each year on the date of the annual shareholder's meeting of the Company, if on such date he or she shall have served on the Board for at least six months. Each First Option and each Subsequent Option shall have a term of ten years and the shares subject to the option shall vest as to 25% of the shares on the first anniversary of the grant date and as to 6 1/4% of the shares on the last day of each consecutive three-month period thereafter. The exercise prices of the First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant. In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted by the successor corporation. If an option is assumed or substituted for, it shall remain exercisable and shall continue to vest as provided in the Director Plan. However, if an eligible outside director's status as a director of the Company or the successor corporation, as applicable, is terminated following such assumption or substitution, other than upon a voluntary resignation by such outside director, each option granted to such director shall become fully vested and exercisable. If the successor does not agree to assume or substitute for the option, each option shall also become fully vested and exercisable. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

    401(K) PLAN. The Company participates in a tax-qualified employee savings and retirement plan (the "401(k) Plan") which covers all of the Company's full-time employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lower of 20% or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company makes matching contributions on behalf of all participants in the 401(k) Plan in the amount of 25% of employee contributions. The Company may also make additional discretionary contributions in such amounts as determined by the Board of Directors, subject to statutory limitations on contributions made by employees and employers under such plans. To date, the Company has made no such additional discretionary contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    The Company does not currently have any employment contracts in effect with any Named Executive Officer. The Company and certain Named Executive Officers are parties to separate agreements relating to restricted stock issuances, severance arrangements and consulting arrangements. See "Certain Transactions."

    The Company and Alan H. Hunt, its President and Chief Executive Officer, are parties to a restricted stock agreement dated November 1, 1995 pursuant to which the Company issued Mr. Hunt 400,000 shares of Common Stock. The Company and David A. Farley, its Chief Financial Officer, are parties to a substantially equivalent restricted stock agreement dated November 1, 1995 pursuant to which the Company issued Mr. Farley 200,000 shares of Common Stock. The shares issued to each of Messrs. Hunt and Farley vest incrementally over ten years, subject to earlier vesting over six years contingent upon the Company's achieving certain financial milestones. In the event of a merger or change in control of the Company, all such shares will become automatically vested. See "Management--Executive Compensation."

    Under the 1994 Plan, in the event of a merger or a change in control of the Company, vesting of options outstanding under the 1994 Plan will automatically accelerate such that outstanding options will become fully exercisable, including with respect to shares for which such options would be otherwise unvested. See "Stock Plans--1994 Stock Option Plan."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

OTHER MANAGEMENT MATTERS

    Certain of the Company's officers have been interviewed in connection with an investigation being conducted by the Securities and Exchange Commission regarding trading in the securities of a publicly held company. These officers were previously employed by that company. Although these officers conducted trades in securities of the company during the period covered by the investigation, such trades were conducted subsequent to the termination of their employment. No person has been accused of any wrongdoing in connection with the investigation and the Staff has stated that the investigation should not be construed as an indication by the Commission or its Staff that any violation of law has occurred, or considered as a reflection upon any person, entity, or security.

                              CERTAIN TRANSACTIONS

    John J. Moores, the Chairman of the Company's Board of Directors and the majority stockholder of the Company, is party to a Continuing and Unconditional Guaranty dated November 13, 1995 (as subsequently amended) with NationsBank of Texas, N.A. ("NationsBank"), pursuant to which Mr. Moores guaranteed the Company's obligations under its bank line of credit agreement and term loan with NationsBank. As of December 31, 1996, the Company's outstanding obligations under such credit line and term loan were $4.3 million and $1.7 million, respectively. The Company intends to repay the outstanding balance of the revolving line of credit with a portion of the proceeds from this offering. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 6 of Notes to Consolidated Financial Statements.

    From time to time since becoming a stockholder of the Company, Mr. Moores has made short-term working capital loans to the Company on an as-needed basis, each such loan bearing interest at the prime rate announced by major commercial banks. Mr. Moores became a stockholder of the Company in 1989. As of January 1, 1993, the Company owed Mr. Moores $500,000 in connection with outstanding loans that were repaid in March 1994 and April 1994. In September 1995, Mr. Moores made a loan to the Company in the amount of $250,000, which was repaid in November 1995. In July 1996, Mr. Moores made a loan to the Company in the amount of $2,000,000, which was repaid three days later. The Company used the proceeds of the $2,000,000 loan to make a capital contribution to its subsidiary in the United Kingdom, which, in turn, repaid certain advances owed to the Company. In December 1996, Mr. Moores loaned the Company $250,000, which was repaid in February 1997.

    The Company and JMI Services, Inc., an investment management company ("JMI Services"), are parties to a sublease pursuant to which the Company subleases approximately 13,310 square feet of office space at its San Diego headquarters to JMI Services. The term of the sublease is from June 1, 1996 through October 21, 2003. The sublease provides for initial monthly rental payments of $16,638 to increase by $666 per month on each anniversary of the sublease. Mr. Moores serves as Chairman of the Board of JMI Services, and Charles E. Noell, III, a director of the Company, serves as President and Chief Executive Officer. The Company believes that the terms of the sublease are at competitive market rates.

    The Company leases a suite at San Diego's Jack Murphy Stadium at competitive rates and on an informal basis from the San Diego Padres Baseball Club, L.P. (the "Padres"). Mr. Moores has served as owner and Chairman of the Board of the Padres since December 1994. The Company's annual payments for such suite total approximately $45,000.

    Pursuant to an Acquisition Agreement dated November 29, 1995 among the Company, Skunkware, Inc. ("Skunkware") and Peregrine/Bridge Transfer Corporation, a database software subsidiary of the Company ("PBTC"), the Company sold all the outstanding shares of PBTC to Skunkware for an aggregate purchase price of approximately $559,000. In addition, under the Acquisition Agreement, the Company receives a royalty on certain license sales of PBTC. The royalty payments to the Company are limited to an aggregate of $677,000. The Company had acquired the business assets of PBTC in a March 1995 acquisition for an aggregate consideration consisting of $181,000 in cash and 225,000 shares of the Company's Common Stock, which were valued for purposes of the transaction at $2.34 per share or an aggregate of $526,500. The related acquisition agreement included an earn-out provision pursuant to which the Company issued an additional 12,000 shares of Common Stock in July 1996. JMI Equity Fund L.P. ("JMI Equity Fund") is the controlling stockholder of Skunkware. Mr. Noell and Norris van den Berg, a director of the Company, are general partners of JMI Equity Fund, and Mr. Moores is a limited partner of JMI Equity Fund. JMI Equity Fund holds, before giving effect to this offering, approximately 9.8% of the Company's outstanding Common Stock. Pursuant to the Acquisition Agreement, the Company provides certain computer and administrative resources to PBTC for a monthly fee of $37,500.

    Pursuant to an Agreement and Plan of Merger dated as of November 30, 1995, the Company acquired XVT Software Inc., a development tools software company ("XVT"). In connection with the acquisition, the

Company issued approximately 2,018,808 shares of its Common Stock, which were then valued for purposes of the transaction at $2.34 per share or an aggregate of $4,724,010, in exchange for all of XVT's issued and outstanding preferred and common stock. The terms of the Company's acquisition of XVT, including the aggregate consideration paid, were determined by negotiations among officers of the Company and XVT, including the companies' respective financial and accounting advisors. The fairness of such terms was not determined by any independent third party. JMI Equity Fund held voting control of XVT's outstanding capital stock, and trusts for which Mr. Moores serves as trustee owned also owned 131,332 shares of XVT's Series C Preferred Stock. The shares of Common Stock issued by the Company in connection with the acquisition included 1,579,436 shares issued to JMI Equity Fund and such trusts. JMI and such trusts had acquired their shares of XVT in a series of financing transactions between June 1992 and September 1994 for an aggregate consideration of $3,466,333. In addition, in December 1994, David A. Farley, the Company's Vice President, Finance, and Chief Financial Officer, had purchased approximately 32,833 shares of XVT's outstanding Series C Preferred Stock for an aggregate consideration of $350,000. In consideration of such shares and in payment for certain accumulated dividends owing on the Series C Preferred, the Company issued Mr. Farley 149,408 shares of its Common Stock in connection with the acquisition of XVT. The Company also assumed all outstanding options to acquire XVT's Common Stock, including outstanding options to William G. Holsten, the Company's Vice President, Professional Services, and Christopher A. Cole, a director of the Company. Following such assumption and after adjustment of the number of shares subject to such options to reflect the applicable exchange ratio, Messrs. Cole and Holsten received options to acquire 2,828 and 944 shares, respectively, of the Company's Common Stock. Outstanding options to acquire XVT's Common Stock held by Alan H. Hunt, the Company's President and Chief Executive Officer, and Mr. Farley were cancelled in connection with their becoming executive officers of the Company.
    The Company is a party to restricted stock agreements with Messrs. Hunt and Farley pursuant to which the Company issued a total of 600,000 shares of its Common Stock. See "Management--Employment Agreements and Change in Control Arrangements."

    The Company and James W. Butler are parties to an agreement dated December 13, 1995 (the "Butler Agreement") governing Mr. Butler's resignation as an executive officer and member of the Company's Board of Directors. Mr. Butler resigned as President and Chief Executive Officer of the Company in July 1995 and as Vice Chairman of the Company's Board of Directors in October 1995. Pursuant to the Butler Agreement, the Company retained Mr. Butler's services as a consultant to the Company from January 1996 through December 1996 in consideration of a monthly consulting fee of $10,000. In addition, the Company forgave an outstanding advance of $120,000 paid to Mr. Butler in anticipation of his transfer to a Texas-based operating subsidiary of the Company. In connection with such forgiveness, the Company also paid Mr. Butler an additional $130,251 to cover Mr. Butler's tax obligations. In addition, pursuant to the Butler Agreement, Mr. Butler conveyed certain residential property in San Diego County, California to the Company in satisfaction of an outstanding loan from the Company in the amount of $454,331 plus $85,000 in accrued interest. The Company also assumed Mr. Butler's obligations under a note and mortgage in the amount of $1,059,665 relating to such property. In connection with Mr. Butler's resignation, the Company agreed to extend the exercisability of options to acquire 825,000 vested shares of the Company's Common Stock through October 23, 2000. The Butler Agreement also contains certain non-competition and confidentiality provisions. See "Management--Executive Compensation."

    The Company agreed to extend the exercisability of the vested portion of an option granted to Christopher A. Cole in December 1990 for so long as Mr. Cole remains a member of the Company's Board of Directors. The option was originally granted under the Company's Nonqualified Stock Option Plan and, in accordance with the form of stock option agreement used in connection with such plan, would otherwise have terminated following a termination of Mr. Cole's continuous employment with the Company. At the time of Mr. Cole's resignation as an executive officer of the Company, such option was vested with respect to 56,250 shares. See "Management--Director Compensation."

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; (iv) all directors and executive officers of the Company as a group; and (v) each Selling Stockholder.



                                                         BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                                                        PRIOR TO OFFERING (2)      NUMBER OF       AFTER OFFERING (2)
                                                      --------------------------    SHARES     --------------------------
NAME AND ADDRESS (1)                                     NUMBER        PERCENT      OFFERED       NUMBER        PERCENT
----------------------------------------------------  -------------  -----------  -----------  -------------  -----------
JMI Equity Fund, L.P. (3)...........................      1,280,620        9.8%       84,000       1,196,620        7.9%
12680 High Bluff Drive
San Diego, CA 92130
John J. Moores (4)..................................      9,549,784       73.3       622,550       8,927,234       59.0
Charles E. Noell III (5)............................      1,325,620       10.1        84,000       1,241,620        8.2
Norris van den Berg (6).............................      1,325,620       10.1        84,000       1,241,620        8.2
Christopher A. Cole (7).............................        630,821        4.8        35,000         595,821        3.9
Alan H. Hunt (8)....................................        525,000        4.0            --         525,000        3.4
David A. Farley (9).................................        411,908        3.1            --         411,908        2.7
Douglas S. Powanda (10).............................         97,500          *            --          97,500          *
Richard A. Hosley II (11)...........................         45,000          *            --          45,000          *
William G. Holsten (12).............................         32,194          *            --          32,194          *
Douglas F. Garn.....................................             --         --            --              --         --
All current executives officers and directors
  as a group (13 persons) (13)......................     12,740,327       93.3       781,550      11,958,777       75.9

OTHER SELLING STOCKHOLDERS
----------------------------------------------------
James W. Butler (14)................................        825,000        6.0        55,000         770,000        4.8
Robert Ashton.......................................        237,000        1.8        25,000         212,000        1.4
Marc Rochkind.......................................        236,632        1.8        16,000         220,632        1.5
Charles H. Rudolph (15).............................         86,250          *        40,000          46,250          *
Donald Odom (16)....................................         84,374          *         6,000          78,374          *
Norris Merritt (17).................................         71,450          *        15,000          56,450          *
Heath Dylan Lubojasky 1990 Trust (18)...............         11,500          *           725          10,775          *
Kiley Diane Lubojasky 1990 Trust (18)...............         11,500          *           725          10,775          *


--------------------------
*   Less than 1%.
(1) Unless otherwise indicated, the address for each listed stockholder is c/o Peregrine Systems, Inc., 12670 High Bluff Drive, San Diego, California 92130. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.


(2) Applicable percentage ownership is based on 13,020,019 shares of Common Stock outstanding as of December 31, 1996 and 15,120,019 shares immediately following the completion of this offering, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of December 31, 1996 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire the Company's capital stock that are presently outstanding or granted in the future or reserved for future issuance under the Company's stock plans, there will be further dilution to new public investors.


(3) JMI Equity Fund, L.P. has granted the underwriters an option, solely to cover over-allotments, to acquire up to an additional 48,500 shares of Common Stock at the initial public offering price for a period of thirty days after the date of this Prospectus.

(4) Includes 3,753,816 Shares held by Mr. Moores as trustee under various trusts, substantially all of which were established for members of Mr. Moores's family. Mr. Moores is Chairman of the Company's Board of Directors. Excludes 1,280,620 shares of Common Stock held by JMI Equity Fund, L.P., of which Mr. Moores is a limited partner. Mr. Moores does not exercise voting or dispositive control over the shares held by JMI Equity Fund, L.P. and disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Of the 622,550 shares being sold by Mr. Moores in this offering, 384,000 are being sold by Mr. Moores individually, and 238,550 are being sold by trusts for which Mr. Moores serves as trustee. Mr. Moores individually has granted the underwriters an option, solely to cover over-allotments, to acquire up to an additional 221,500 shares of Common Stock, and trusts for which Mr. Moores serves as trustee have granted the underwriters over-allotment options to acquire up to an additional 139,150 shares of Common Stock, all at the initial public offering price for a period of thirty days after the date of this Prospectus.


(5) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996 and 1,280,620 shares of Common Stock held by JMI Equity Fund, L.P. Mr. Noell is a director of the Company and a General Partner of JMI Equity Fund, L.P. Mr. Noell disclaims beneficial ownership of all shares held by JMI Equity Fund, L.P. except to the extent of his pecuniary interest therein. All shares indicated as being sold by Mr. Noell are being sold by JMI Equity Fund, L.P. JMI Equity Fund, L.P. has granted the underwriters an option, solely to cover over-allotments, to acquire up to an additional 48,500 shares of Common Stock at the initial public offering price for a period of 30 days after the date of this Prospectus.

(6) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996 and 1,280,620 shares of Common Stock held by JMI Equity Fund, L.P. Mr. van den Berg is a director of the Company and a General Partner of JMI Equity Fund, L.P. Mr. van den Berg disclaims beneficial ownership of all shares held by JMI Equity Fund, L.P. except to the extent of his pecuniary interest therein. All shares indicated as being sold by Mr. van den Berg are being sold by JMI Equity Fund, L.P. JMI Equity Fund, L.P. has granted the underwriters an option, solely to cover over-allotments, to acquire up to an additional 48,500 shares of Common Stock at the initial public offering price for a period of 30 days after the date of this Prospectus.


(7) Includes 104,078 shares of Common Stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996. Mr. Cole is a member of the Company's Board of Directors. Mr. Cole has granted the underwriters an option, solely to cover over-allotments, to acquire up to an additional 20,000 shares of Common Stock at the initial public offering price for a period of thirty days after the date of this Prospectus.



(8) Includes 125,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996 and 400,000 shares subject to a restricted stock agreement. Mr. Hunt is the Company's President and Chief Executive Officer and a member of its Board of Directors. See "Management-- Employment Agreements and Change in Control Arrangements."



(9) Includes 62,500 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996 and 200,000 shares subject to a restricted stock agreement. Mr. Farley is the Company's Vice President, Finance, and Chief Financial Officer and a member of its Board of Directors. See "Management--Employment Agreements and Change in Control Arrangements."



(10) Includes 97,500 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996. Mr. Powanda is the Company's Vice President, International Sales. Mr. Powanda has granted the underwriters an option, solely to cover over-allotments, to acquire at the initial public offering price for a period of thirty days after the date of this Prospectus up to 20,000 shares of Common Stock to be issued upon exercise of outstanding options held by Mr. Powanda.



(11) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996. Mr. Hosley is a member of the Company's Board of Directors.



(12) Includes 32,194 shares of Common Stock issuable upon exercised outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996. Mr. Holsten is the Company's Vice President, Professional Services.



(13) Includes 633,772 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996, of which options to acquire 40,000 shares will be exercised for sale in connection with this offering.



(14) Includes 825,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996, of which options to acquire 55,000 shares will be exercised for sale in connection with this offering. Mr. Butler is the former President and Chief Executive Officer of the Company.



(15) Includes 86,250 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996, of which options to acquire 40,000 shares will be exercised for sale in connection with this offering. Mr. Rudolph is the Company's Vice President, Research and Development.

(16) Includes 84,374 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996, of which options to acquire 6,000 shares will be exercised for sale in connection with this offering. Mr. Odom is the Director of Customer Relations for the Company.



(17) Includes 71,450 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of December 31, 1996, of which options to acquire 15,000 shares will be exercised for sale in connection with this offering. Mr. Merritt is a product author with the Company.



(18) Such Selling Stockholder has granted the underwriters an option, solely to cover over-allotments, to acquire up to an additional 425 shares of Common Stock at the initial public offering price for a period of thirty days after the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this offering, the Company will be authorized to issue 50,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value. Immediately after the completion of this offering, the Company estimates there will be an aggregate of 15,120,019 shares of Common Stock outstanding, 3,830,408 shares of Common Stock will be issuable upon exercise of outstanding options and no shares of Preferred Stock will be issued and outstanding.

    The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

    The Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between the Company and its debtholders. The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

PREFERRED STOCK

    Effective upon the closing of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

    The Company's Amended and Restated Certificate of Incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. The Company's Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Company or stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. In addition, the Company's Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company's Secretary of the stockholder's intention to bring such business before the meeting.

    The foregoing provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law."

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested shareholder and the sale of more than ten percent (10%) of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the Company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law. See "Risk Factors--Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law."

TRANSFER AGENT

    The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock and there is no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

    Upon completion of this offering, the Company will have outstanding 15,120,019 shares of Common Stock based upon shares outstanding as of December 31, 1996. In addition to the 3,000,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), as of the effective date of the Registration Statement (the "Effective Date"), there will be 12,120,019 shares of Common Stock outstanding, all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). No Restricted Shares will be eligible for sale immediately following the Effective Date in reliance on Rule 144(k) of the Securities Act. Beginning 180 days after the Effective Date, approximately 10,200,000 additional Restricted Shares of Common Stock subject to lock-up agreements between the Underwriters and certain stockholders, including officers and directors, will become eligible for sale in the public market (unless the Underwriters elect, in their sole discretion, the earlier release of such shares from the lock-up agreement). After such 180th day, approximately 1,900,000 additional Restricted Shares will become available for sale at various times pursuant to Rule 144. Of the approximately 10,200,000 Restricted Shares that will become available for sale in the public market beginning 180 days after the Effective Date, approximately 9,700,000 shares will be subject to certain volume and other resale restrictions pursuant to Rule 144. The Representatives of the Underwriters may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice.

    The foregoing analysis reflects recent amendments, effective April 29, 1997, of certain provisions of Rule 144 under the Securities Act. Such amendments resulted in the shortening of the Rule 144 holding period from two years to one year and the shortening of the Rule 144(k) holding period from three years to two years.

OPTIONS

    On December 31, 1996, options to purchase 3,830,408 shares were outstanding, of which options to purchase approximately 1,977,242 shares were then exercisable. See "Management--Stock Plans." The Company intends to file, within 180 days after the date of this prospectus, a Form S-8 registration statement under the Securities Act to register shares reserved for issuance under all stock plans and upon exercise of outstanding options. Shares of Common Stock issued upon exercise of options after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements. Beginning 180 days after the Effective Date, approximately 2,462,250 shares issuable upon the exercise of vested options will become eligible for sale.

    In general, under Rule 144 as recently amended, effective April 29, 1997, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 151,200 shares immediately after this offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Under Rule 701, shares issued under certain compensatory stock-based plans, such as the Company's option plan, may be resold under

Rule 144 by non-affiliates subject only to the manner of sale requirements, and by affiliates without regard to the two-year holding period requirements, commencing 90 days after the date of this offering.

    Rule 144A under the Securities Act would permit the immediate sale of Restricted Shares to qualified institutional buyers, subject to compliance with conditions of the Rule.

LOCK-UP AGREEMENTS

    All officers and directors and certain holders of Common Stock and options to purchase Common Stock have agreed pursuant to certain "lock-up" agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock for a period of 180 days after the transfer or date of this Prospectus without the prior written consent of UBS Securities LLC.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC and Oppenheimer & Co., Inc. are acting as representatives (the "Representatives"), have agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common Stock:

                                                                                           TOTAL NUMBER
UNDERWRITERS                                                                                OF SHARES
-----------------------------------------------------------------------------------------  ------------
UBS Securities LLC.......................................................................
Oppenheimer & Co., Inc...................................................................
                                                                                           ------------
    Total................................................................................    3,000,000
                                                                                           ------------
                                                                                           ------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus,
and to certain dealers at such price less a commission not in excess of $   per
share. The Underwriters may allow and such dealers may reallow a concession not
in excess of $   per share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

    The Representatives have further advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Certain of the Selling Stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. Such Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    All officers, directors and significant stockholders of the Company and certain other Selling Stockholders of the Company who beneficially own or have dispositive power over substantially all of the shares of Common Stock outstanding prior to this offering, have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell, contract to sell, pledge, grant any option to sell or otherwise dispose of shares of Common Stock or securities convertible, or exchangeable for, Common Stock, or warrants or other rights to purchase shares of Common Stock, whether now owned or hereafter acquired, for a period of 180 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, for a period of 180 days after the date of this Prospectus, except that the Company may grant additional options and issue stock under its stock option plans or issue shares of Common Stock upon the exercise of outstanding stock options.

    The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereof.

    The Underwriters have reserved for sale, at the initial public offering price, a limited number of the shares of Common Stock offered hereby for certain customers, vendors and employees of the Company and certain other individuals and entities who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

    Prior to this offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market and economic conditions, are certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present stage of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial offering price.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cooley Godward LLP, San Diego, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby.

                                    EXPERTS

    The consolidated financial statements as of March 31, 1996 and December 31, 1996 and for the two years in the period ended March 31, 1996 and the nine months ended December 31, 1996 included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and through the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                            PEREGRINE SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                 ---
Report of Independent Public Accountants....................................................................     F-2

Consolidated Balance Sheets--March 31, 1996 and December 31, 1996...........................................     F-3

Consolidated Statements of Operations--Years ended March 31, 1995 and 1996 and Nine Months ended December
  31, 1996..................................................................................................     F-4

Consolidated Statements of Stockholders' Deficit--Years ended March 31, 1995 and 1996 and Nine Months ended
  December 31, 1996.........................................................................................     F-5

Consolidated Statements of Cash Flows--Years ended March 31, 1995 and 1996 and Nine Months ended December
  31, 1996..................................................................................................     F-6

Notes to Consolidated Financial Statements..................................................................     F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Peregrine Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Peregrine Systems, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1996 and December 31, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended March 31, 1996, and for the nine months ended December 31,1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peregrine Systems, Inc. and subsidiaries as of March 31, 1996 and December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1996 and for the nine months ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
February 6, 1997

                            PEREGRINE SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                                      MARCH 31,      DECEMBER 31,
                                                                                         1996            1996
                                                                                    --------------  --------------
                                                      ASSETS
Current Assets:
  Cash............................................................................  $      437,000  $    1,271,000
  Accounts receivable, net of allowance for doubtful accounts of $130,000 and
    $133,000, respectively........................................................       6,255,000       9,848,000
  Financed receivables............................................................        --             1,814,000
  Other current assets............................................................       1,461,000         687,000
                                                                                    --------------  --------------
      Total current assets........................................................       8,153,000      13,620,000
Property and Equipment, net.......................................................       5,349,000       4,547,000
Other Assets......................................................................         315,000         867,000
                                                                                    --------------  --------------
                                                                                    $   13,817,000  $   19,034,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------
                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Bank line of credit.............................................................  $    2,829,000  $    4,314,000
  Accounts payable................................................................       1,415,000       1,018,000
  Accrued expenses................................................................       3,366,000       4,971,000
  Deferred revenue................................................................       7,568,000       8,917,000
  Current portion of long-term debt...............................................         537,000         772,000
  Current portion of capital lease obligation.....................................         407,000         428,000
  Net liabilities of discontinued operation.......................................       1,473,000         500,000
                                                                                    --------------  --------------
    Total current liabilities.....................................................      17,595,000      20,920,000
Capital Lease Obligation, net of current portion..................................         332,000          42,000
Long-Term Debt, net of current portion............................................       1,842,000       1,511,000
Deferred Revenue, net of current portion..........................................       2,243,000       2,748,000
Other.............................................................................         255,000         166,000
                                                                                    --------------  --------------
      Total liabilities...........................................................      22,267,000      25,387,000
                                                                                    --------------  --------------
Commitments and Contingencies
Stockholders' Deficit:
  Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding................................................................
  Common stock, $0.001 par value; 20,000,000 shares authorized; 12,898,000 and
    12,904,000 shares issued and outstanding, respectively........................          13,000          13,000
  Additional paid-in capital......................................................      14,413,000      15,059,000
  Accumulated deficit.............................................................     (21,609,000)    (19,245,000)
  Unearned portion of deferred compensation.......................................      (1,404,000)     (1,992,000)
  Cumulative translation adjustment...............................................         137,000        (188,000)
                                                                                    --------------  --------------
      Total stockholders' deficit.................................................      (8,450,000)     (6,353,000)
                                                                                    --------------  --------------
                                                                                    $   13,817,000  $   19,034,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                            PEREGRINE SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED MARCH 31,       NINE MONTHS ENDED DECEMBER 31,
                                                  ------------------------------  ------------------------------
                                                       1995            1996            1995            1996
                                                  --------------  --------------  --------------  --------------
                                                                                   (UNAUDITED)
Revenues:
  Licenses......................................  $    9,137,000  $   11,642,000  $    8,791,000  $   13,932,000
  Maintenance...................................       7,918,000       8,967,000       6,765,000       7,659,000
  Services......................................       2,573,000       3,157,000       2,082,000       2,936,000
                                                  --------------  --------------  --------------  --------------
    Total revenues..............................      19,628,000      23,766,000      17,638,000      24,527,000
                                                  --------------  --------------  --------------  --------------
Cost of Revenues:
  Cost of licenses..............................         393,000         415,000         320,000         155,000
  Cost of maintenance and services..............       3,573,000       3,526,000       2,668,000       3,423,000
                                                  --------------  --------------  --------------  --------------
    Total cost of revenues......................       3,966,000       3,941,000       2,988,000       3,578,000
                                                  --------------  --------------  --------------  --------------
    Gross profit................................      15,662,000      19,825,000      14,650,000      20,949,000
                                                  --------------  --------------  --------------  --------------
Operating Expenses:
  Sales and marketing...........................       9,549,000      11,820,000       8,392,000      11,217,000
  Research and development......................       7,089,000       7,742,000       6,166,000       4,368,000
  General and administrative....................       2,943,000       4,529,000       2,971,000       2,634,000
                                                  --------------  --------------  --------------  --------------
    Total operating expenses....................      19,581,000      24,091,000      17,529,000      18,219,000
                                                  --------------  --------------  --------------  --------------
    Operating income (loss).....................      (3,919,000)     (4,266,000)     (2,879,000)      2,730,000
Interest expense................................        (112,000)       (389,000)       (275,000)       (337,000)
Other income (expense)..........................       4,082,000         103,000         101,000         (29,000)
                                                  --------------  --------------  --------------  --------------
Income (loss) from continuing operations before
  income taxes..................................          51,000      (4,552,000)     (3,053,000)      2,364,000
Provision for income taxes......................        --              --              --              --
                                                  --------------  --------------  --------------  --------------
Income (loss) from continuing operations........          51,000      (4,552,000)     (3,053,000)      2,364,000
                                                  --------------  --------------  --------------  --------------
Loss from discontinued business:
  Loss from operations..........................        --              (781,000)       (683,000)       --
  Loss on disposal..............................        --            (1,078,000)       --              --
                                                  --------------  --------------  --------------  --------------
Loss from discontinued business.................        --            (1,859,000)       (683,000)       --
                                                  --------------  --------------  --------------  --------------
    Net income (loss)...........................  $       51,000  $   (6,411,000) $   (3,736,000) $    2,364,000
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------
Net income (loss) per share:
  Income (loss) from continuing operations        $     --        $        (0.37) $        (0.25) $         0.16
  Loss from discontinued operations.............        --                 (0.15)          (0.06)       --
                                                  --------------  --------------  --------------  --------------
    Net income (loss)...........................  $     --        $        (0.52) $        (0.31) $         0.16
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------
Weighted average common and common equivalent
  shares outstanding............................      12,250,000      12,331,000      11,924,000      14,438,000
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                            PEREGRINE SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                            UNEARNED
                                                                                                           PORTION OF
                                                     NUMBER OF                 ADDITIONAL                  RESTRICTED   CUMULATIVE
                                                      SHARES       COMMON       PAID-IN     ACCUMULATED      STOCK      TRANSLATION
                                                    OUTSTANDING     STOCK       CAPITAL       DEFICIT     COMPENSATION  ADJUSTMENT
                                                    -----------  -----------  ------------  ------------  ------------  -----------
Balance, March 31, 1994...........................  10,012,000    $  10,000   $  8,519,000  $(11,324,000)  $   --        $ (64,000)
  Net income......................................      --           --            --             51,000       --           --
  Issuance of common stock........................     225,000       --            525,000       --            --           --
  Equity adjustment from foreign currency
    translation...................................      --           --            --            --            --           86,000
                                                    -----------  -----------  ------------  ------------  ------------  -----------
Balance, March 31, 1995...........................  10,237,000       10,000      9,044,000   (11,273,000)      --           22,000
  Net loss........................................      --           --            --         (6,411,000)      --           --
  Issuance of shares for XVT......................   2,018,000        2,000      3,923,000    (3,925,000)      --           --
  Issuance of common stock........................      43,000       --             43,000       --            --           --
  Restricted stock shares granted.................     600,000        1,000      1,403,000       --        (1,404,000)      --
  Equity adjustment from foreign currency
    translation...................................      --           --            --            --            --          115,000
                                                    -----------  -----------  ------------  ------------  ------------  -----------
Balance, March 31, 1996...........................  12,898,000       13,000     14,413,000   (21,609,000)  (1,404,000)     137,000
  Net income......................................      --           --            --          2,364,000       --           --
  Issuance of common stock........................       6,000       --             15,000       --            --           --
  Compensation expense related to restricted
    stock.........................................      --           --            --            --            43,000       --
  Deferred compensation related to options
    granted.......................................      --           --            631,000       --          (631,000)      --
  Equity adjustment from foreign currency
    translation...................................      --           --            --            --            --         (325,000)
                                                    -----------  -----------  ------------  ------------  ------------  -----------
Balance, December 31, 1996........................  12,904,000    $  13,000   $ 15,059,000  $(19,245,000)  $(1,992,000)  $(188,000)
                                                    -----------  -----------  ------------  ------------  ------------  -----------
                                                    -----------  -----------  ------------  ------------  ------------  -----------


                                                       TOTAL
                                                    STOCKHOLDERS'
                                                      DEFICIT
                                                    ------------
Balance, March 31, 1994...........................   $(2,859,000)
  Net income......................................       51,000
  Issuance of common stock........................      525,000
  Equity adjustment from foreign currency
    translation...................................       86,000
                                                    ------------
Balance, March 31, 1995...........................   (2,197,000)
  Net loss........................................   (6,411,000)
  Issuance of shares for XVT......................       --
  Issuance of common stock........................       43,000
  Restricted stock shares granted.................       --
  Equity adjustment from foreign currency
    translation...................................      115,000
                                                    ------------
Balance, March 31, 1996...........................   (8,450,000)
  Net income......................................    2,364,000
  Issuance of common stock........................       15,000
  Compensation expense related to restricted
    stock.........................................       43,000
  Deferred compensation related to options
    granted.......................................       --
  Equity adjustment from foreign currency
    translation...................................     (325,000)
                                                    ------------
Balance, December 31, 1996........................   $(6,353,000)
                                                    ------------
                                                    ------------


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                            PEREGRINE SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  NINE MONTHS ENDED
                                                             YEAR ENDED        ------------------------
                                                       ----------------------   DECEMBER     DECEMBER
                                                       MARCH 31,   MARCH 31,       31,          31,
                                                          1995        1996        1995         1996
                                                       ----------  ----------  -----------  -----------
                                                                               (UNAUDITED)
Cash flow from operating activities:
  Net income (loss)..................................  $   51,000  $(6,411,000) ($3,736,000)  $2,364,000
  Adjustments to reconcile net income (loss) to net
    cash, excluding effects of acquisitions, provided
    by (used in) operating activities:
  Depreciation and amortization......................     952,000   1,540,000   1,033,000    1,227,000
    Loss from discontinued business..................      --       1,859,000     683,000       --
    Gain on sale of fixed assets.....................      --         (93,000)     --           --
    Gain on sale of product line.....................  (4,025,000)     --          --           --
    Increase (decrease) in cash resulting from
      changes in:
      Accounts receivable............................    (305,000) (2,416,000) (1,577,000)  (5,407,000)
      Other current assets...........................    (480,000)    311,000    (325,000)      74,000
      Accounts payable...............................     744,000     714,000     337,000     (397,000)
      Accrued expenses...............................     101,000   2,209,000   1,761,000    1,605,000
      Deferred revenue...............................   1,282,000   2,364,000   2,242,000    1,854,000
      Other..........................................     113,000     507,000    (252,000)    (641,000)
                                                       ----------  ----------  -----------  -----------
                                                       (1,567,000)    584,000     166,000      679,000
                                                       ----------  ----------  -----------  -----------
  Net cash used by discontinued business.............      --        (738,000)   (646,000)    (973,000)
                                                       ----------  ----------  -----------  -----------
        Total cash provided by (used in) operating
          activities.................................  (1,567,000)   (154,000)   (480,000)    (294,000)
                                                       ----------  ----------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment................  (1,775,000) (3,516,000) (2,582,000)    (382,000)
  Proceeds from sale of product line.................   2,925,000      --          --          700,000
  Proceeds from sale of subsidiary and fixed assets,
    net..............................................      --         653,000      --           --
  Acquisition of certain business assets, net of cash
    acquired.........................................    (304,000)     --          --           --
                                                       ----------  ----------  -----------  -----------
        Net cash provided by (used in) investing
          activities.................................     846,000  (2,863,000) (2,582,000)     318,000
                                                       ----------  ----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from bank line of credit, net.............     657,000   1,514,000     683,000    1,485,000
  Proceeds from long-term debt.......................      --       3,508,000   3,508,000      287,000
  Repayments of long-term debt.......................    (463,000) (1,354,000)   (143,000)    (383,000)
  Issuance of common stock...........................      --          15,000      --           15,000
  Principal payments under capital lease
    obligation.......................................     (89,000)   (401,000)   (342,000)    (269,000)
                                                       ----------  ----------  -----------  -----------
        Net cash provided by financing activities....     105,000   3,282,000   3,706,000    1,135,000
                                                       ----------  ----------  -----------  -----------
Effect of exchange rate changes on cash..............      86,000     115,000      37,000     (325,000)
                                                       ----------  ----------  -----------  -----------
Net increase (decrease) in cash......................    (530,000)    380,000     681,000      834,000
Cash, beginning of year..............................     587,000      57,000      57,000      437,000
                                                       ----------  ----------  -----------  -----------
Cash, end of year....................................  $   57,000  $  437,000   $ 738,000    $1,271,000
                                                       ----------  ----------  -----------  -----------
                                                       ----------  ----------  -----------  -----------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
    Interest.........................................  $  131,000  $  389,000   $ 259,000    $ 337,000
    Income taxes.....................................  $   99,000  $   36,000   $  --        $  --
Supplemental Disclosure of Non Cash Investing and
  Financing Activities:
  Stock issued for acquisition.......................  $   --      $3,925,000   $  --        $  --
  Stock issued as compensation.......................  $   --      $   28,000   $  --        $  --
  Common stock issued for acquisition of business
    assets...........................................  $  525,000  $   --       $  --        $  --
  Liabilities assumed in acquisition of certain
    business assets..................................  $  103,000  $   --       $  --        $  --
  Fixed assets acquired under capital lease..........  $1,229,000  $   --       $  --        $  --

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                            PEREGRINE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

    Peregrine Systems, Inc. ("Peregrine" or the "Company") is a leading provider of Enterprise Service Desk software. The Company develops, markets and supports SERVICECENTER, an integrated suite of applications that automates the management of complex, enterprise-wide information technology ("IT") infrastructures. SERVICECENTER is specifically designed to address the IT management requirements of large organizations and is distinguished by its breadth of functionality and its ability to be deployed across all major hardware platforms and network operating systems and protocols. SERVICECENTER utilizes advanced client/server and sophisticated intelligent agent technologies as well as a unique modular architecture to enable customers to meet their strategic objectives, effectively leverage existing IT investments and reduce the cost of IT management. The Company sells its software and services in both North America and internationally primarily through a direct sales force.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Peregrine Systems, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited interim statements of operations and cash flows and related notes for the nine months ended December 31, 1995 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with generally accepted accounting principles. Results for the interim period are not necessarily indicative of results to be expected for the full fiscal year.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    The Company generates revenues from licensing the rights to use its software products primarily to end users. The Company also generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) with license agreements are unbundled using vendor specific objective evidence. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are recognized as the respective services are performed.

    Cost of license revenues consists primarily of amounts paid to third-party vendors, product media, manuals, packaging materials, personnel and related shipping costs. Cost of maintenance and service revenues consists primarily of salaries, benefits, and allocated overhead costs incurred in providing telephone support, consulting services, and training to customers.

    BUSINESS RISK AND CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of trade and other receivables. The Company performs ongoing credit evaluations of its customers financial condition. Management believes that the concentration of credit risk with respect to trade receivables is further mitigated as the Company's customer base consists primarily of Fortune 1000 companies. The Company maintains reserves for credit losses and such losses historically have been within management expectations.

    A significant portion of the Company's revenues are from its SERVICECENTER product and related services. Any factor adversely affecting the pricing of, demand for or market acceptance of, the SERVICECENTER product could have a material adverse affect on the Company's business, financial condition and results of operations.

    See "Risk Factors" for a more complete analysis of risks affecting the Company's business.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable, capital lease obligations and borrowings under the Company's line of credit approximates fair value.

    FINANCED RECEIVABLES

    Financed receivables represent trade accounts receivable for which the original payment terms extend beyond the Company's customary net 30 payment terms. These receivables are substantially all due within the next twelve months. Amounts due greater than one year from the balance sheet date are included in other assets in the accompanying consolidated financial statements. The majority of these long term receivables relate to items included in long-term deferred revenues.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives, generally three to five years for furniture and equipment. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases.

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations for the applicable period.

    CAPITALIZED COMPUTER SOFTWARE

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", software development costs are capitalized from the time the product's technological feasibility has been established until the product is released for sale to the general public. During the two years in the period ended March 31, 1996 and during the nine months ended December 31, 1996 no software development costs were capitalized as the costs incurred between achieving technological feasibility and product release were minimal. Research and development costs, including the design of product enhancements, are expensed as incurred.

    FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of the Company's foreign operations are translated into United States dollars at the exchange rate in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rate for the period. Translation gains or losses of the Company's foreign subsidiaries are not included in operations but are reported as a separate component of stockholders' deficit. The functional currency of those subsidiaries is the primary currency in which the subsidiary operates. Gains and losses on transactions in denominations other than the functional currency of the Company's foreign operations, while not significant in amount, are included in the results of operations. The Company does not enter into foreign exchange transactions to hedge its balance sheet exposures or intercompany balances against movements in foreign exchange rates.

    INCOME TAXES

    Deferred taxes are provided utilizing the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    COMPUTATION OF NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the periods. Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued by the Company during the twelve months preceding the initial filing of the Company's initial public offering, using

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the treasury stock method and the midpoint of the initial filing range, have been included in the calculation of Net income (loss) per share for all periods presented.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation", which provides companies the option to account for employee stock compensation awards based on their estimated fair value at the date of grant resulting in a charge to operations in the period the awards are granted or to present pro forma footnote disclosure describing the effect on the Company's operations and per share data. SFAS No. 123 is effective for financial statements with fiscal years beginning after December 15, 1995. As permitted, the Company has not adopted the recognition and measurement aspects of SFAS No. 123 but has adopted the disclosure requirements in the consolidated financial statements as of April 1, 1996.

    In June 1996, the American Institute of Certified Public Accountants issued "Proposed Statement of Position: Software Revenue Recognition," which if adopted, will be effective for years beginning after December 31, 1996. The Company has reviewed the proposed statement of position and believes its adoption will not have a material effect on the Company's financial position or results of operations.

2. DISCONTINUED OPERATION

    During fiscal 1996, the Company acquired XVT Software Inc. ("XVT"), with the Company issuing approximately 2,019,000 shares of its common stock in exchange for all of XVT's issued and outstanding shares of common and preferred stock. Effective June 1, 1995 the majority stockholder of the Company controlled substantially all of the issued and outstanding shares of XVT. Due to the common majority ownership of the two companies, XVT's results of operations were consolidated with Peregrine effective June 1, 1995. XVT's acquired assets and liabilities were accounted for at historical cost. On the date of the acquisition, XVT's liabilities exceeded its assets by approximately $915,000.

    In January 1996, management of the Company determined that maintaining an interest in XVT was not consistent with the Company's business strategy, primarily as a result of, among other things, the dissimilarity of the companies business operations, customer bases, technology, products and services. Accordingly, at that time, the Company's Board of Directors adopted a plan to discontinue the operations of XVT. As a result of this decision, XVT has been presented as a discontinued operation in the accompanying consolidated financial statements.


    In September 1996, the Company sold substantially all of the net assets of XVT (including $200,000 in cash transfered to the buyer at closing) in exchange for a $600,000, 9.25% nonrecourse note receivable. Due to thin capitalization of XVT and XVT's poor historical financial performance, the Company has provided a full valuation allowance against this note receivable. The Company will reduce this valuation allowance as cash is received. In order to secure its interest in this note the Company has retained a right of first refusal in the event any subsequent changes in control over XVT's assets or business. This right expires in September 2001. The loss on disposal of approximately $1,100,000, as reflected in the accompanying consolidated statement of operations, includes the loss on the sale of the net assets of approximately $1,200,000 reduced by the results of operations from February 1, 1996 through the date of disposal.

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

2. DISCONTINUED OPERATION (CONTINUED)
    The operating results of the discontinued operation are summarized as follows:


                                                                              JUNE 1, 1995-
                                                                               JANUARY 31,
                                                                                  1996
                                                                             ---------------

Revenues...................................................................   $   8,483,000
                                                                             ---------------
                                                                             ---------------
Net loss...................................................................   $    (781,000)
                                                                             ---------------
                                                                             ---------------



    The net liabilities of the discontinued operation as of March 31, 1996 and December 31, 1996 are summarized as follows:


                                                                  MARCH 31,    DECEMBER 31,
                                                                    1996           1996
                                                                -------------  ------------
Current assets, primarily accounts receivable.................  $   1,600,000   $   --
Non current assets............................................      1,053,000       --
Current liabilities, primarily deferred revenue and accrued
  expenses....................................................      4,126,000      500,000
                                                                -------------  ------------
Net liabilities of discontinued operation.....................  $   1,473,000   $  500,000
                                                                -------------  ------------
                                                                -------------  ------------

3. BALANCE SHEET COMPONENTS

    Other current assets consist of the following:

                                                                  MARCH 31,    DECEMBER 31,
                                                                    1996           1996
                                                                -------------  ------------
Receivable from sale of product line (Note 4).................  $     950,000   $  250,000
Prepaid expenses and other....................................        393,000      312,000
Employee advances.............................................        118,000      125,000
                                                                -------------  ------------
                                                                $   1,461,000   $  687,000
                                                                -------------  ------------
                                                                -------------  ------------

    Property and equipment consists of the following:

                                                                MARCH 31,      DECEMBER 31,
                                                                   1996            1996
                                                              --------------  --------------
Furniture and equipment.....................................  $    6,835,000  $    7,130,000
Leasehold improvements......................................       1,881,000       1,974,000
                                                              --------------  --------------
                                                                   8,716,000       9,104,000
Less accumulated depreciation...............................      (3,367,000)     (4,557,000)
                                                              --------------  --------------
                                                              $    5,349,000  $    4,547,000
                                                              --------------  --------------
                                                              --------------  --------------

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

3. BALANCE SHEET COMPONENTS (CONTINUED)
    Accrued expenses consist of the following:

                                                                  MARCH 31,    DECEMBER 31,
                                                                    1996           1996
                                                                -------------  -------------
Salaries and benefits.........................................  $     888,000  $     557,000
Commissions...................................................        834,000      1,884,000
Deferred rent.................................................        290,000        336,000
Legal.........................................................        305,000        245,000
Taxes.........................................................        227,000        473,000
Other.........................................................        822,000      1,476,000
                                                                -------------  -------------
                                                                $   3,366,000  $   4,971,000
                                                                -------------  -------------
                                                                -------------  -------------

4. SALE OF PRODUCT LINE

    In April 1994, the Company sold the rights to one of its products for $4,025,000. The gain on the sale of the software product right of $4,025,000 is included in other income in the March 31, 1995 consolidated statement of operations. Amounts due the Company from the sale at December 31, 1996 were $400,000 and at March 31, 1996 were $1,100,000. The remaining balance at December 31, 1996 is due as follows: $250,000 in fiscal 1997 and $150,000 in fiscal 1998. See Note 3.

5. EMPLOYEE ADVANCES

    During fiscal 1995, the Company advanced its former President and Chief Executive Officer and another employee amounts which were expected to be repaid from future bonuses and commissions, as earned. During fiscal 1996, all advances to the former President and Chief Executive Officer totaling $420,000 were forgiven and charged to operations.

6. DEBT

    LINE OF CREDIT

    At March 31, 1996, the Company had a line of credit with a bank which provided for maximum borrowings of $4,000,000. In December 1996, the Company and the bank amended the line of credit to increase the maximum available commitment to $4,500,000 and to extend the maturity date to November 30, 1997. The maximum available commitment is reduced by outstanding letters of credit ($128,500 at December 31, 1996). Borrowings under the agreement bear interest at the bank's prime rate (8.25% at December 31, 1996). During the nine months ended December 31, 1996 the weighted average interest rate under the agreement was approximately 8.5%, with interest only payable monthly. The line of credit is personally guaranteed by the Company's majority stockholder and is collateralized by the Company's accounts receivable, equipment and certain other assets.

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

6. DEBT (CONTINUED)
    LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                          1996           1996
                                                                                      -------------  -------------
Note payable to bank. Note secured by trade receivables, fixed assets and guaranteed by the majority stockholder. Interest at prime (8.25% as of December 31, 1996).
  Equal monthly installments of principal of $37,000 plus interest, due November 13,
  2000..............................................................................  $   2,017,000  $   1,723,000
Note payable to lessor. Unsecured; interest at 8%. Monthly payments of principal and
  interest of $4,200 through November 2003..........................................        285,000        259,000
Advance from affiliate..............................................................       --              250,000
Other...............................................................................         77,000         51,000
                                                                                      -------------  -------------
                                                                                          2,379,000      2,283,000
Less current portion................................................................       (537,000)      (772,000)
                                                                                      -------------  -------------
                                                                                      $   1,842,000  $   1,511,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    Principal payments on long-term debt due as of March 31 are as follows:

January 1, 1997 - March 31, 1997..............................  $  130,000
1998..........................................................     759,000
1999..........................................................     473,000
2000..........................................................     476,000
2001..........................................................     332,000
2002..........................................................     113,000
                                                                ----------
                                                                $2,283,000
                                                                ----------
                                                                ----------

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

7. INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets are as follows:

                                                                MARCH 31,      DECEMBER 31,
                                                                   1996            1996
                                                              --------------  --------------
Deferred tax assets:
  Net operating loss carryforwards..........................  $    2,942,000  $    1,644,000
  Deferred maintenance revenue..............................       1,158,000       1,148,000
  Other.....................................................         603,000         884,000
                                                              --------------  --------------
                                                                   4,703,000       3,676,000
Deferred tax liabilities:
  Depreciation..............................................        (135,000)       (295,000)
  Deferred revenue..........................................        (440,000)       (160,000)
                                                              --------------  --------------
                                                                   4,128,000       3,221,000
Valuation allowance.........................................      (4,128,000)     (3,221,000)
                                                              --------------  --------------
                                                              $     --        $     --
                                                              --------------  --------------
                                                              --------------  --------------

    A reconciliation between expected income taxes using the statutory federal income tax rate to the effective income tax provision is as follows:

                                                                               NINE MONTHS
                                                          YEAR ENDED              ENDED
                                                           MARCH 31,           ------------
                                                  ---------------------------  DECEMBER 31,
                                                     1995           1996           1996
                                                  -----------  --------------  ------------
Federal statutory rate..........................  $    31,000  $   (2,180,000)  $  805,000
State tax, net of federal benefit...............        5,000        (385,000)     145,000
Imputed interest................................       85,000          75,000      114,000
Foreign losses (not benefited)..................      759,000         418,000       --
Other...........................................      (27,000)        152,000     (157,000)
Change in valuation allowance...................     (853,000)      1,920,000     (907,000)
                                                  -----------  --------------  ------------
                                                  $   --       $     --         $   --
                                                  -----------  --------------  ------------
                                                  -----------  --------------  ------------

    As of December 31, 1996, the Company has net operating loss carryforwards of approximately $1,100,000 for federal tax reporting purposes, which expire beginning in 2004. In certain circumstances, as specified in the Internal Revenue Code, a fifty percent or more ownership change by certain combinations of the Company's stockholders during any three year period could result in a limitation on the Company's ability to utilize its net operating loss carryforwards. As of December 31, 1996 the Company also has foreign net operating loss carryforwards of approximately $3,700,000. See footnote 12 for breakout of foreign and domestic components of operating income (loss).

    A valuation allowance has been recorded to offset completely the carrying value of the deferred tax asset due to the uncertainty surrounding its realization, including a lack of earnings history and the variability of

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

7. INCOME TAXES (CONTINUED)
operating results. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the amount of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

8. SALE OF DATABASE SOFTWARE SUBSIDIARY

    On October 31, 1995, the Company sold all of the issued and outstanding shares of common stock of its database software subsidiary ("the Subsidiary") for approximately $560,000, to a company which was controlled by the Company's majority stockholder. In accordance with the terms of the Acquisition Agreement (the Agreement), the Company will receive a royalty of 7 percent of gross license revenue derived from certain licensed sales of the Subsidiary, as defined in the Agreement, commencing November 1, 1995. The royalty payments to be received by the Company under the Agreement will be limited to $600,000 in any single calendar period, as defined, and will be limited to an aggregate of $677,000. There were no royalties earned during the year ended March 31, 1996 or the nine months ended December 31, 1996. There was no material gain or loss realized on the sale of the Subsidiary. The Company provides certain computer and administrative services to the former subsidiary for a monthly fee of $37,500.

9. COMMITMENTS AND CONTINGENCIES

    The Company leases certain buildings and equipment under noncancelable operating lease agreements. The leases generally require the Company to pay all executory costs such as taxes, insurance and maintenance related to the leased assets. Certain of the leases contain provisions for periodic rate escalations to reflect cost-of-living increases. Rent expense for such leases totaled approximately $855,000 and $1,961,000, in fiscal 1995 and 1996, and $1,471,000 and $1,559,000 for the nine months ended December 31,1995 and 1996, respectively.

    Future minimum lease payments for capital and operating leases, excluding sublease income, at December 31, 1996 are as follows:

                                                                    OPERATING      CAPITAL
                                                                     LEASES        LEASES
                                                                  -------------  -----------
January 1, 1997 - March 31, 1997................................  $     340,000  $   114,000
1998............................................................      1,397,000      378,000
1999............................................................      1,420,000      --
2000............................................................      1,379,000      --
2001............................................................      1,401,000      --
2002............................................................      1,469,000      --
Thereafter......................................................      1,538,000      --
                                                                  -------------  -----------
    Total minimum lease payments................................  $   8,944,000      492,000
                                                                  -------------
                                                                  -------------
Amount representing interest....................................                      22,000
                                                                                 -----------
                                                                                 $   470,000
                                                                                 -----------
                                                                                 -----------

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In January, 1995, the Company entered into a three year capital lease with a 8.2% interest rate for computer equipment. At December 31, 1996, $1,194,000 of such leased equipment is included in property and equipment, net of accumulated depreciation of $668,000.

    The Company subleases office space at its corporate headquarters to an affiliated company. The term of the sublease is from June, 1996 to October, 2003 and requires monthly rental payments of approximately $17,000.

    During fiscal 1995, the Company acquired the assets of a company for $181,000 in cash plus 225,000 shares of the Company's common stock. The acquisition was accounted for as a purchase. The acquisition agreement included provisions for additional shares to be issued to the seller over a three year period if revenue generated from certain of the products acquired achieve stipulated amounts, as defined in the acquisition agreement. During fiscal 1996, 12,000 shares of common stock were issued in accordance with the provisions of the agreement and expensed accordingly. No shares were required to be issued during the nine months ended December 31, 1996. Up to an additional 90,000 shares of common stock may be earned in the future. In connection with the acquisition, the Company recorded a one time charge to fiscal 1995 operations of $606,000 for purchased research and development. The remaining net assets acquired were not significant.

    The Company pays commissions to employees who have authored certain of the Company's products based on a percentage of the respective product's sales. Commissions paid under such agreements are included in research and development expense in the accompanying consolidated statements of operations and were approximately $700,000 and $600,000 for fiscal 1995 and 1996 and $602,000 and $789,000 for the nine months ended December 31, 1995 and December 31, 1996, respectively.

    The Company is involved in various legal proceedings and claims arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

10. STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    The Company has authorized 2,000,000, $0.001 par value, undesignated preferred shares, none of which were issued or outstanding at March 31, 1996 and December 31, 1996. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges, and restrictions, including dividend rights and rates, conversion and voting rights, and redemption terms and pricing without any further vote or action by the Company's stockholders. See Note 13.

    STOCK OPTIONS

    The Company has three stock option plans, the Nonqualified Stock Option Plan ("1990 Plan"), the 1991 Nonqualified Stock Option Plan ("1991 Plan"), and the 1994 Stock Option Plan ("1994 Plan").

    The Company may no longer grant options under the 1990 and 1991 Plans. The Company may grant up to 2,563,560 options under the 1994 Plan. Through December 31, 1996 the Company has granted options to purchase 536,250, 997,500, and 2,412,650 shares, respectively, under these plans. Under the Plans, the

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY (CONTINUED)
option exercise price is determined by the Board of Directors on a per-grant basis, but shall not be less than fair market value. Option grants under all three stock option plans generally vest over four years. During December 1996, the Company recorded $631,000 in deferred compensation related to the grant of 185,000 options. This deferred compensation will be amortized on a straight line basis to expense over the option's four year vesting period.

    A summary of the status of the Company's three stock option plans at March 31, 1995 and 1996 and December 31, 1996 as well as changes during the periods then ended is as follows:

                                            MARCH 31, 1995            MARCH 31, 1996          DECEMBER 31, 1996
                                       ------------------------  ------------------------  ------------------------
                                                    WEIGHTED                  WEIGHTED                  WEIGHTED
                                                     AVERAGE                   AVERAGE                   AVERAGE
                                        SHARES      EXERCISE      SHARES      EXERCISE      SHARES      EXERCISE
                                         (000)        PRICE        (000)        PRICE        (000)        PRICE
                                       ---------  -------------  ---------  -------------  ---------  -------------
Outstanding, beginning of year.......    2,411.2    $    1.18      3,041.2    $    1.42      3,597.4    $    1.79
                                       ---------        -----    ---------        -----    ---------        -----
Granted..............................      945.0         2.34      1,440.4         2.37        830.4         2.34
Exercised............................     --           --            (30.0)        1.01         (6.6)        0.83
Forfeited............................     --           --           --           --           --           --
Expired..............................     (315.0)        0.51       (854.2)        1.18       (474.8)        1.34
                                       ---------        -----    ---------        -----    ---------        -----
Outstanding, end of year.............    3,041.2    $    1.42      3,597.4    $    1.79      3,946.4    $    1.83
                                       ---------        -----    ---------        -----    ---------        -----
                                       ---------        -----    ---------        -----    ---------        -----
Exercisable, end of year.............    1,481.2    $    1.26      1,786.0    $    1.34      2,093.2    $    1.93
                                       ---------        -----    ---------        -----    ---------        -----
                                       ---------        -----    ---------        -----    ---------        -----
Weighted average fair value of
  options granted....................               $  --                     $  --                     $  --
                                                        -----                     -----                     -----
                                                        -----                     -----                     -----

    990,000 of the 3,946,400 options outstanding at December 31, 1996 have an exercise price of $1.34. 2,397,100 of the options outstanding have an exercise price of $2.34. 543,750 of the options outstanding have an exercise price of $0.51. The remaining 15,550 options have an exercise price of $4.24.

    Because the options awarded to date have been granted at significant premiums, under the minimum value pricing model the options were determined to have no value. As a result, had compensation cost for stock options granted during the year ended March 31, 1996 and the nine months ended December 31, 1996 been determined consistent with SFAS No. 123, the Company's net income (loss) and related per share amounts on a pro forma basis would be the same as reported in the accompanying consolidated statements of operations for the year ended March 31, 1996 and the nine months ended December 31, 1996.

    Because the SFAS No. 123 method of accounting has not been applied to options granted prior to March 31, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    The fair value of each option grant is estimated on the date of grant using the minimum value method of option pricing model with the following assumptions used for the twenty-one option grants in fiscal 1996 and the nine months ended December 31, 1996: weighted average risk-free interest rate of 6.63 percent; expected dividend yields of 0.00 percent; and an expected life of 10 years.

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY (CONTINUED)
    RESTRICTED STOCK


    During fiscal 1996, the Company granted 600,000 shares of nontransferable common stock under restricted stock agreements to certain employees. These shares were valued at a fair value of $2.34. The restrictions lapse on the shares ten years from the date of grant or, if the Company achieves certain objectives for earnings growth from fiscal 1997 through fiscal 2002, or, on a change in control of the Company. The unearned portion of restricted stock is included in stockholders' deficit and is being amortized as compensation expense on a straight-line basis over the vesting period.


11. EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) Employee Savings Plan ("Plan") covering substantially all employees. The Plan provides for savings and pension benefits and is subject to the provisions of the Employee Retirement Income Security Act of 1974. Those employees who participate in the Plan are entitled to make contributions of up to 20 percent of their compensation, limited by IRS statutory contribution limits. In addition to employee contributions, the Company also contributes to the Plan by matching 25% of employee contributions. Amounts contributed to the Employee Savings Plan by the Company during fiscal 1995 and 1996, and the nine months ended December 31, 1995 and 1996, were $170,000 and $203,000, $126,000 and $121,000, respectively.

12. GEOGRAPHIC OPERATIONS

    The Company operates exclusively in the computer software industry. A summary of the Company's continuing operations by geographic area is presented below:

                                                                        UNITED
                                                                        STATES         EUROPE       CONSOLIDATED
                                                                    --------------  -------------  --------------
Year ended March 31, 1995
  Revenues........................................................  $   16,216,000  $   3,412,000  $   19,628,000
  Operating profit (loss).........................................         481,000       (430,000)         51,000
  Identifiable assets.............................................       6,855,000      2,932,000       9,787,000
Year ended March 31, 1996
  Revenues........................................................  $   16,818,000  $   6,948,000  $   23,766,000
  Operating profit (loss).........................................      (5,010,000)       458,000      (4,552,000)
  Identifiable assets.............................................       9,427,000      4,390,000      13,817,000
Nine months ended December 31, 1995
  Revenues........................................................  $   13,047,000  $   4,591,000  $   17,638,000
  Operating profit (loss).........................................      (3,397,000)       344,000      (3,053,000)
  Identifiable assets.............................................      14,130,000      2,285,000      16,415,000
Nine months ended December 31, 1996
  Revenues........................................................  $   17,776,000  $   6,751,000  $   24,527,000
  Operating profit................................................       1,902,000        462,000       2,364,000
  Identifiable assets.............................................      14,351,000      4,683,000      19,034,000

                            PEREGRINE SYSTEMS, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                        DECEMBER 31, 1995 IS UNAUDITED)

13. SUBSEQUENT EVENTS

    RECAPITALIZATION AND STOCK SPLIT

    In February 1997, the Board of Directors adopted, and the stockholders approved, (i) an increase in the number of authorized common shares from 20,000,000 to 50,000,000 shares, and an increase in the number of authorized preferred shares from 2 to 5 million shares, and (ii) a two-for-one stock split of the Company's common stock. These events have been retroactively reflected in the accompanying consolidated financial statements.

    1997 EMPLOYEE STOCK PURCHASE PLAN

    In February 1997, the Board adopted, and the stockholders approved, the 1997 Employee Stock Purchase Plan ("Purchase Plan"). The Company has reserved 250,000 shares of common stock for issuance under the Purchase Plan. The Purchase Plan will enable eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first or last day of each option purchase period, as defined.

    DIRECTOR OPTION PLAN

    In February 1997, the Board adopted, and the stockholders approved, the 1997 Director Option Plan ("Director Plan"). The Company has reserved 150,000 shares of common stock for issuance under the Director Plan. The Director Plan provides an initial grant of options to purchase 25,000 shares of common stock to each new eligible outside director of the Company upon election to the Board. In addition, commencing with the 1998 Annual Stockholders meeting, such eligible outside directors are granted an option to purchase 5,000 shares of common stock at each annual meeting. The exercise price per share of all options granted under the Director Plan will be equal to the fair market value of the Company's common stock on the date of grant. Options may be granted for periods up to ten years and generally vest over four years.

    1994 STOCK OPTION PLAN

    In February 1997, the Board adopted, and the stockholders approved, an increase in the number of shares reserved under the 1994 Stock Option Plan of 600,000 shares.

[PEREGRINE SYSTEMS LOGO]

COMPREHENSIVE IT MANAGEMENT SOLUTIONS

    Peregrine's SERVICECENTER extends beyond traditional help desk applications and integrates a broad base of applications and platforms to support the enterprise.

    An important feature of SERVICECENTER is its ability to anticipate and prevent problems before they occur, through the use of sophisticated agent technology and system "intelligence," thereby keeping IT systems functioning efficiently with minimal downtime.

PEREGRINE SERVICE CENTER

    Schematic diagram which illustrates that SERVICECENTER has a broad range of functionability from products whose enterprise value is reactive, proactive and begins to approach strategic. Schematic illustrates that SERVICECENTER offers Problem Management, Knowledge-Based Resolution, Change Management, Inventory/Configuration Management, Order and Catalog Management and Financial Management applications.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                     ---
Prospectus Summary..............................          3
Risk Factors....................................          5
Use of Proceeds.................................         14
Dividend Policy.................................         14
Capitalization..................................         15
Dilution........................................         16
Selected Consolidated Financial Data............         17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         18
Business........................................         27
Management......................................         38
Certain Transactions............................         48
Principal and Selling Stockholders..............         50
Description of Capital Stock....................         53
Shares Eligible for Future Sale.................         55
Underwriting....................................         57
Legal Matters...................................         58
Experts.........................................         58
Additional Information..........................         59
Index to Financial Statements...................        F-1


                             ---------------------

    UNTIL           , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,000,000 Shares

                                     [LOGO]

                                  Common Stock

                                ----------------
                                   PROSPECTUS
                                         , 1997
                            ------------------------

                                 UBS SECURITIES

                            OPPENHEIMER & CO., INC.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee............................................  $  12,546
NASD Filing Fee.................................................      4,640
Nasdaq National Market Listing Fee..............................     50,000
Printing Fees and Expenses......................................    125,000
Legal Fees and Expenses.........................................    250,000
Accounting Fees and Expenses....................................    150,000
Blue Sky Fees and Expenses......................................      5,000
Transfer Agent and Registrar Fees...............................     15,000
Miscellaneous...................................................     37,814
                                                                  ---------
    Total.......................................................  $ 650,000
                                                                  ---------
                                                                  ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1994, the Registrant has issued and sold the following unregistered securities:

        1. From January 1, 1994 to December 31, 1996, the Registrant issued and sold 36,500 shares of Common Stock to employees at prices ranging from $1.34 to $2.34 upon exercise of stock options pursuant to Registrant's 1991 Nonqualified Stock Option Plan and its 1994 Stock Option Plan.

        2. Pursuant to an Agreement and Plan of Reorganization dated March 16, 1995, whereby the Company acquired Bridge Technology, Inc. ("Bridge Technology"), the Company issued 237,000 shares of its Common Stock to the selling stockholder of Bridge Technology.

        3. On November 1, 1995 the Registrant issued Alan H. Hunt, the Company's President and Chief Executive Officer, an aggregate of 400,000 shares of Common Stock and David A. Farley, the Company's Vice President, Finance, and Chief Financial Officer, an aggregate of 200,000 shares under Restricted Stock Agreements. The shares under these agreements vest incrementally over ten years, subject to earlier vesting over six years contingent upon the Company's achieving certain financial milestones.

        4. Pursuant to an Agreement and Plan of Reorganization dated as of November 30, 1995, whereby the Company acquired XVT Software Inc. ("XVT"), the Company issued 2,018,808 shares of its Common Stock to the selling stockholders of XVT.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits


    **1.1  Form of Underwriting Agreement.
    **2.1  Skunkware Acquisition Agreement dated November 29, 1995 by and among the
             Registrant, Peregrine/Bridge Transfer Corporation and Skunkware, Inc.
    **2.2  Agreement and Plan of Merger dated November 30, 1995 by and among the
             Registrant, XVT Acquisition Corp. and XVT Software Inc.
    **3.1  Amended and Restated Certificate of Incorporation filed with the Secretary of
             State of Delaware on February 11, 1997.
    **3.2  Bylaws, as amended.
    **4.1  Specimen Common Stock Certificate.
    **5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
   **10.1  Nonqualified Stock Option Plan, as amended, and forms of Stock Option
             Agreement and Stock Buy-Sell Agreement.
   **10.2  1991 Nonqualified Stock Option Plan, as amended, and forms of Stock Option
             Agreement and Stock Buy-Sell Agreement.
   **10.3  1994 Stock Option Plan, as amended through February 6, 1997, including 1995
             Stock Option Plan for French Employees.
   **10.4  Form of Stock Option Agreement under 1994 Stock Option Plan, as amended through February 6, 1997.
   **10.5  1997 Employee Stock Purchase Plan and forms of participation agreement thereunder.
   **10.6  1997 Director Option Plan.
   **10.7  Form of Indemnification Agreement for directors and officers.
   **10.8  Loan Agreement dated November 13, 1995 by and between the Registrant and
             NationsBank of Texas, N.A., as amended through December 16, 1996.
   **10.9  Sublease between the Registrant and JMI Services, Inc.
  **10.10  Lease between the Registrant and The Mutual Life Insurance Company of New
             York dated October 26, 1994, as amended in August 1995, and Notifications of Assignment dated June 14, 1996 and December 9, 1996 for the Registrant's
             headquarters at 12670 High Bluff Drive, San Diego, CA.

  **10.11  Lease between the Registrant and The Mutual Life Insurance Company of New
             York dated October 26, 1994, as amended in August 1995, and Notification of
             Assignment dated December 9, 1996 for the Registrant's headquarters at
             12680 High Bluff Drive, San Diego, CA.
  **10.12  Severance Settlement Agreement and Release of Claims between James W. Butler and the Company.
  **10.13  XVT Stock Option Agreement dated January 18, 1995 between the Registrant and
             William Holsten, as amended on October 3, 1996.
  **10.14  XVT Stock Option Agreement dated January 18, 1995 between the Registrant and
             Christopher Cole, as amended on October 3, 1996.
 **+10.15  Restricted Stock Agreement dated November 1, 1995 between the Registrant and
             Alan Hunt.
 **+10.16  Restricted Stock Agreement dated November 1, 1995 between the Registrant and
             David Farley.
  **10.17  Stock Option Agreement dated as of December 7, 1990 between the Registrant and Christopher Cole, as amended on October 26, 1995.
  **10.18  Form of Stock Option Agreement under 1995 Stock Option Plan for French
             Employees.
  **10.19  Form of Stock Option Agreement under 1997 Director Option Plan.
  **10.20  Continuing and Unconditional Guaranty dated November 13, 1995 between
             NationsBank of Texas, N.A. and John Moores, as amended through December 16,
             1996.
  **10.21  Promissory Note dated December 16, 1996 delivered by the Registrant to
             NationsBank of Texas, N.A.
  **10.22  Revolving Promissory Note dated December 16, 1996 delivered by the Registrant to NationsBank of Texas, N.A.
  **10.23  Security Agreement dated November 13, 1995 between the Registrant and
             NationsBank of Texas, N.A.
   **11.1  Calculation of earnings per share.
   **21.1  List of Subsidiaries of the Registrant.
   **23.1  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
             (included in Exhibit 5).
     23.2  Consent of Arthur Andersen LLP.
   **24.1  Power of Attorney (see page II-4).
   **27.1  Financial Data Schedule.

------------------------

**  Previously filed.

 + Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

    (b)  Financial Statement Schedule

    Schedule II--Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not, applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 1st day of April 1997.


                                PEREGRINE SYSTEMS, INC.

                                By:             /s/ DAVID A. FARLEY
                                     -----------------------------------------
                                                  David A. Farley
                                              CHIEF FINANCIAL OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED



                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ----------------------------------  ---------------------

                  /s/ ALAN H. HUNT*                     President and Chief Executive
     -------------------------------------------          Officer (Principal Executive          April 1, 1997
                    (Alan H. Hunt)                        Officer) and Director

                 /s/ DAVID A. FARLEY                    Chief Financial Officer (Principal
     -------------------------------------------          Financial and Accounting              April 1, 1997
                  (David A. Farley)                       Officer) and Director

                 /s/ JOHN J. MOORES*
     -------------------------------------------        Chairman of the Board of Directors      April 1, 1997
                   (John J. Moores)

               /s/ CHRISTOPHER A. COLE*
     -------------------------------------------        Director                                April 1, 1997
                (Christopher A. Cole)

              /s/ RICHARD A. HOSLEY II*
     -------------------------------------------        Director                                April 1, 1997
                (Richard A. Hosley II)

              /s/ CHARLES E. NOELL III*
     -------------------------------------------        Director                                April 1, 1997
                (Charles E. Noell III)

               /s/ NORRIS VAN DEN BERG*
     -------------------------------------------        Director                                April 1, 1997
                (Norris van den Berg)

           *By:        /s/ DAVID A. FARLEY
         ---------------------------------------
                  (David A. Farley)
                  (Attorney-in-fact)

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON THE SCHEDULE

    Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

February 6, 1997
San Diego, California

                                     S-II-1

                                                                     SCHEDULE II

                            PEREGRINE SYSTEMS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                   BALANCE AT  CHARGED TO                 BALANCE
                                                                   BEGINNING    COSTS AND   DEDUCTIONS/    AT END
                                                                   OF PERIOD     EXPENSE     WRITEOFFS   OF PERIOD
                                                                   ----------  -----------  -----------  ----------
Year Ended March 31, 1995
 Allowance for Doubtful Accounts.................................  $  111,000   $  60,000    $  82,000   $   89,000
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------
Year Ended March 31, 1996
 Allowance for Doubtful Accounts.................................  $   89,000   $  60,000    $  19,000   $  130,000
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------
Nine Months Ended December 31, 1995
 Allowance for Doubtful Accounts (unaudited).....................  $   89,000   $  45,000    $  19,000   $  115,000
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------
Nine Months Ended December 31, 1996
 Allowance for Doubtful Accounts.................................  $  130,000   $  45,000    $  42,000   $  133,000
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------

                                     S-II-2

                                 EXHIBIT INDEX


                                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                                   NUMBERED
    NO.                                            DESCRIPTION                                                PAGE
-----------  ----------------------------------------------------------------------------------------  -------------------
     **1.1   Form of Underwriting Agreement.
     **2.1   Skunkware Acquisition Agreement dated November 29, 1995 by and among the Registrant,
               Peregrine/Bridge Transfer Corporation and Skunkware, Inc.
     **2.2   Agreement and Plan of Merger dated November 30, 1995 by and among the Registrant, XVT
               Acquisition Corp. and XVT Software Inc.
     **3.1   Amended and Restated Certificate of Incorporation filed with the Secretary of State of
               Delaware on February 11, 1997.
     **3.2   Bylaws, as amended.
     **4.1   Specimen Common Stock Certificate.
     **5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
    **10.1   Nonqualified Stock Option Plan, as amended, and forms of Stock Option Agreement and
               Stock Buy-Sell Agreement.
    **10.2   1991 Nonqualified Stock Option Plan, as amended, and forms of Stock Option Agreement and
               Stock Buy-Sell Agreement.
    **10.3   1994 Stock Option Plan, as amended through February 6, 1997, including 1995 Stock Option
               Plan for French Employees.
    **10.4   Form of Stock Option Agreement under 1994 Stock Option Plan, as amended through February
               6, 1997.
    **10.5   1997 Employee Stock Purchase Plan and forms of participation agreement thereunder.
    **10.6   1997 Director Option Plan.
    **10.7   Form of Indemnification Agreement for directors and officers.
    **10.8   Loan Agreement dated November 13, 1995 by and between the Registrant and NationsBank of
               Texas, N.A., as amended through December 16, 1996.
    **10.9   Sublease between the Registrant and JMI Services, Inc.
    **10.10  Lease between the Registrant and The Mutual Life Insurance Company of New York dated
               October 26, 1994, as amended in August 1995, and Notifications of Assignment dated
               June 14, 1996 and December 9, 1996 for the Registrant's headquarters at 12670 High
               Bluff Drive, San Diego, CA.
    **10.11  Lease between the Registrant and The Mutual Life Insurance Company of New York dated
               October 26, 1994, as amended in August 1995, and Notification of Assignment dated
               December 9, 1996 for the Registrant's headquarters at 12680 High Bluff Drive, San
               Diego, CA.
    **10.12  Severance Settlement Agreement and Release of Claims between James W. Butler and the
               Company.
    **10.13  XVT Stock Option Agreement dated January 18, 1995 between the Registrant and William
               Holsten, as amended on October 3, 1996.
    **10.14  XVT Stock Option Agreement dated January 18, 1995 between the Registrant and Christopher
               Cole, as amended on October 3, 1996.
   **+10.15  Restricted Stock Agreement dated November 1, 1995 between the Registrant and Alan Hunt.
   **+10.16  Restricted Stock Agreement dated November 1, 1995 between the Registrant and David
               Farley.
    **10.17  Stock Option Agreement dated as of December 7, 1990 between the Registrant and
               Christopher Cole, as amended on October 26, 1995.

                                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                                   NUMBERED
    NO.                                            DESCRIPTION                                                PAGE
-----------  ----------------------------------------------------------------------------------------  -------------------
    **10.18  Form of Stock Option Agreement under 1995 Stock Option Plan for French Employees.
    **10.19  Form of Stock Option Agreement under 1997 Director Option Plan.
    **10.20  Continuing and Unconditional Guaranty dated November 13, 1995 between NationsBank of
               Texas, N.A. and John Moores, as amended through December 16, 1996.
    **10.21  Promissory Note dated December 16, 1996 delivered by the Registrant to NationsBank of
               Texas, N.A.
    **10.22  Revolving Promissory Note dated December 16, 1996 delivered by the Registrant to
               NationsBank of Texas, N.A.
    **10.23  Security Agreement dated November 13, 1995 between the Registrant and NationsBank of
               Texas, N.A.
    **11.1   Calculation of earnings per share.
    **21.1   List of Subsidiaries of the Registrant.
    **23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in
               Exhibit 5).
      23.2   Consent of Arthur Andersen LLP.
    **24.1   Power of Attorney (see page II-4).
    **27.1   Financial Data Schedule.

------------------------

**  Previously filed.

 + Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.